Stock Purchase Agreement

Between

Riddell Bell Holdings, Inc.

and

Jas. D. Easton, Inc.

February 1, 2006

_____________________________________________________________________________

Table of Contents

Page

ARTICLE 1 CERTAIN DEFINITIONS

1.1 1.2	Certain Definitions Certain Additional Definitions

ARTICLE 2 PURCHASE AND SALE

2.1 2.2 2.3 2.4 2.5 2.6 2.7 2.8	Purchase and Sale of Company Shares Purchase Price Closing Deliveries Payment of Indebtedness and Other Obligations Post-Closing Purchase Price Adjustment Cash Sweep Escrow Amount

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER

3.1 3.2 3.3 3.4 3.5 3.6 3.7 3.8 3.9 3.10 3.11 3.12 3.13 3.14 3.15 3.16 3.17 3.18 3.19 3.20 3.21 3.22 3.23 3.24 3.25	Organization of Seller; Authority
Organization of the Company
Company Capital Stock
Company Subsidiaries
Conflicts
Consents, Approvals, Etc.
Financial Statements
Absence of Certain Changes
Tax Matters
Litigation and Governmental Orders
Compliance with Laws
Permits
Tangible Property
Intellectual Property.
Material Contracts
Employee Benefit Matters
Labor Matters
Environmental Matters
Insurance
Brokers
Customers and Suppliers
Inventory
Accounts Receivable
Transactions with Certain Persons
No Other Representations

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1 4.2 4.3 4.4 4.5 4.6 4.7 4.8 4.9 4.10	Authority Organization Conflicts Consents, Approvals, Etc. Litigation and Governmental Orders Financing Due Diligence Investigation; Acquisition “AS IS” Brokers Solvency Acquisition for Investment

ARTICLE 5 COVENANTS OF THE PARTIES

5.1 5.2 5.3 5.4 5.5 5.6 5.7 5.8 5.9 5.10 5.11 5.12 5.13 5.14 5.15	Supplemental Seller Disclosure Schedules
Conduct of Business
Conduct of Purchaser Prior to the Effective Time
Efforts; Consents; Regulatory and Other Authorizations
Further Action
No Other Negotiations.
Access to Information; Confidentiality Agreement
Indemnification; Directors’ and Officers’ Insurance
Employee Benefit Matters
Books and Records
Expenses
Notification of Certain Matters
Name Change
Insurance
Intellectual Property Matters

ARTICLE 6 CONDITIONS TO CLOSING

6.1 6.2	Conditions to Obligations of Seller Conditions to Obligations of Purchaser

ARTICLE 7 TERMINATION OF AGREEMENT

7.1 7.2	Termination Effect of Termination

ARTICLE 8 TAX MATTERS 8.1 8.2 8.3 8.4 8.5	Pre-Closing Date Tax Returns Straddle Period Tax Returns Post-Closing Actions Purchase Price Allocation Powers of Attorney/Tax Sharing Agreements

ARTICLE 9 INDEMNIFICATION

9.1 9.2 9.3 9.4 9.5 9.6 9.7 9.8 9.9 9.10	Survival Indemnification Indemnification Procedures Limitation on Liability Calculation of Damages Environmental Matters Exclusive Remedy Access Mitigation of Damages Certain Damages

ARTICLE 10 MISCELLANEOUS

10.1 10.2 10.3 10.4 10.5 10.6 10.7 10.8 10.9 10.10 10.11 10.12 10.13 10.14	Costs and Attorneys’ Fees
Notices
Public Announcements
Interpretation; Rules of Construction
Severability
Entire Agreement
Assignment; Assumption of Obligations by Successors
No Third-Party Beneficiaries
Waivers and Amendments
Equitable Remedies
Governing Law; Consent to Jurisdiction
Waiver of Jury Trial
Exclusivity of Representations and Warranties; Disclaimers
Counterparts

Exhibits

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G	Non-Competition and Non-Solicitation Agreement Lease Amendments IP Agreements Subscription Agreement Escrow Agreement Target Working Capital Calculation Commitment Letters

Schedules

Schedule 2.5(a) Schedule 3.3(a) Schedule 3.3(c) Schedule 3.4(a) Schedule 3.5 Schedule 3.6 Schedule 3.7 Schedule 3.8 Schedule 3.9(b)	Outstanding Letters of Credit
Company Common Stock
Other Agreements Regarding Company Capital Stock
Company Subsidiaries
Conflicts
Consents and Approvals
Financial Statements
Absence of Changes
Tax Audits, Examinations or Proceedings

Schedule 3.10(a) Litigation and Governmental Orders of Company and Company Subsidiaries

Schedule 3.11 Schedule 3.13(b) Schedule 3.13(e) Schedule 3.14(a)(i)	Compliance with Laws and Governmental Orders Leased Real Property Valid Property Interests Registered Intellectual Property

Schedule 3.14(a)(ii) Encumbrances, Infringement, Etc. of Registered and Owned Intellectual Property

Schedule 3.14(c)
Schedule 3.14(d)(i)
Schedule 3.14(d)(ii)
Schedule 3.14(f)
Schedule 3.15(a)
Schedule 3.16(a)
Schedule 3.16(b)
Schedule 3.16(c)
Schedule 3.16(f)
Schedule 3.17
Schedule 3.18
Schedule 3.19
Schedule 3.21
Schedule 3.24
Schedule 4.4
Schedule 5.2(a)
Schedule 5.2(b)
Schedule 6.2(g)
Licenses and Rights of Intellectual Property
Intellectual Property Claims
Obligations to Third Parties
Trade Secrets
Material Contracts
Employee Benefit Plans
Acceleration of Benefits Upon Change of Control
Qualified Plans
Vesting Payments
Labor Matters
Environmental Matters
Insurance
Customers and Suppliers
Transactions with Certain Persons
Consents and Approvals
Ordinary Course Conduct
Conduct of Business
Conditions to Obligations of Purchaser; Consents

Stock Purchase Agreement

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of February 1, 2006 (the “Agreement Date”), by and between Riddell Bell Holdings, Inc., a Delaware corporation (“Purchaser”), and Jas. D. Easton, Inc., a California corporation (“Seller”).

Recitals

WHEREAS, Seller owns all of the issued and outstanding common stock, no par value (the “Company Shares”), of Easton Sports, Inc., a California corporation (the “Company”);

WHEREAS, the Company is engaged in the business of manufacturing, marketing and distributing sports equipment;

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, all of Seller’s right, title and interest in and to the Company Shares on the terms and conditions contained herein (the “Share Purchase”);

WHEREAS, concurrently with the execution of this Agreement: (i) Purchaser and James L. Easton are entering into a Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit A (the “Non-Competition and Non-Solicitation Agreement”); (ii) the Company is entering into amendments to certain leases with the applicable landlords in the forms attached hereto as Exhibit B (the “Lease Amendments”); (iii) the Company is entering into certain agreements with respect to Intellectual Property in the forms attached hereto as Exhibit C (the “IP Agreements”); and (iv) Seller is entering into a Subscription Agreement relating to its purchase of equity interests in Riddell Holdings, LLC, a Delaware limited liability company and indirect parent of Purchaser, in the form attached hereto as Exhibit D (the “Subscription Agreement”);

WHEREAS, concurrently with the execution of this Agreement each of Fenway Capital Fund II, L.P., Ontario Teacher’s Pension Plan Board and York Street Mezzanine Partners, L.P. are entering into the Equity Subscription Agreements (as defined below);

WHEREAS, attached as exhibits to each of the Subscription Agreement and the Equity Subscription Agreements are final forms of each of a Co-Investment Agreement and Second Amended and Restated Limited Liability Company Agreement (the “Easton Bell LLC Agreement”) of Easton Bell Holdings, LLC (as Riddell Holdings, LLC is to be renamed at or prior to the Closing) which govern the rights and obligations of the parties with respect to their equity ownership in Riddell Holdings, LLC and will be entered into, in such form, as of the Closing by all of the Persons contemplated to execute the Easton Bell LLC Agreement as of the Closing (together, the “Equity Documents”); and

WHEREAS, to provide Seller with certainty regarding the delivery of the Equity Documents as of the Closing, each of Fenway Capital Fund II, L.P and Riddell Holdings, LLC have delivered their signature pages to Seller as of the Agreement Date to be held in escrow and to be released only upon the Closing.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties to this Agreement hereby agree as follows:

ARTICLE 1

Certain Definitions

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation as to which written notice has been provided to the applicable party.

“Affiliate” means, with respect to any specified Person, any other Person that, either directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

“Bank Commitment Letter” means the binding commitment letter from Wachovia Bank, National Association and Wachovia Capital Markets, LLC, pursuant to which such Persons have committed, subject to the express terms and conditions set forth therein, to provide to Purchaser up to $415,000,000 in senior secured debt financing.

“Business” means the business and operations of the Company and the Company Subsidiaries, as conducted as of the Agreement Date by the Company and the Company Subsidiaries.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of California.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., as amended to date.

“Change of Control Obligations” means all amounts (plus any associated withholding Taxes or any Taxes required to be paid by the Company or any Company Subsidiary with respect thereto) with respect to any obligation of the Company or any Company Subsidiary under any “change of control”, termination, compensation, severance and other similar arrangements that the Company or any Company Subsidiary is subject which are payable (immediately or in the future) solely as a result of the Share Purchase or the other transactions contemplated hereby (and not as a result of any “double trigger” provision where the Share Purchase is the first such trigger), including all accrued or deferred compensatory payments under the ESI Four Year Incentive Plan and that certain profit participation bonus paid or to be paid to Anthony Palma pursuant to that certain interoffice memorandum, dated as of March 18, 2004, from James G. Milner to James L. Easton and Anthony Palma.

“Charter Documents” means the articles or certificate of incorporation, memorandum of association and bylaws, constitution, operating agreement, partnership agreement or other organizational document of any Person other than an individual, each as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Employee” means each employee of the Company or any Company Subsidiary.

“Confidentiality Agreement” means the confidentiality agreement between the Company and Fenway Partners Capital Fund II, L.P., dated as of October 7, 2005.

“Consolidated Current Assets” means, as at any date of determination, the amount of consolidated current assets as reported on the Company’s consolidated balance sheet:

(a) less the amount of the following accounts to the extent they are included within the amount of consolidated current assets:

(i) all cash and cash equivalents;

(ii) all deferred income Tax assets;

(iii) all current income Tax receivables;

(iv) all intercompany receivables between the Company and the Company Subsidiaries; and

(v) all inventories;

(b) plus all inventories of the Company and the Company Subsidiaries on a consolidated basis valued at the lower of cost (determined by the first-in, first-out method) or market.

“Consolidated Current Liabilities” means, as at any date of determination, the amount of consolidated current liabilities as reported on the Company’s consolidated balance sheet less the amount of the following accounts to the extent they are included within the amount of consolidated current liabilities:

(a) all deferred income Tax liabilities;

(b) all current income Tax liabilities;

(c) all current maturities of long-term debt (including capital lease obligations) and any related interest payable;

(d) all intercompany payables between the Company and the Company Subsidiaries;

(e) all payables related to the management fee paid by the Company to Seller;

(f) all transfer Taxes;

(g) all payables related to the litigation between the Company, on the one hand, and Warrior Lacrosse, Inc. and New Balance Athletic Shoe, Inc., on the other hand, to the extent such payables do not exceed $500,000; and

(h) all accrued or deferred compensatory payments made in connection with the transactions contemplated by this Agreement (including those pursuant to the ESI Four Year Incentive Plan and the profit participation bonus arrangement for Anthony Palma).

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, release, binding commitment or other written arrangement, but excludes any Company Benefit Plan and any purchase order having aggregate amounts outstanding less than $50,000.

“Credit Facility” means the Loan Agreement, dated as of April 16, 2004, between Easton Sports, Inc., as borrower, and Bank of America, N.A., as amended from time to time.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), defect of title, or other encumbrance of any kind or character.

“Environmental Law” means any applicable Law in effect as of the Agreement Date or the Closing Date, as applicable, relating to pollution, the protection of human health and the environment, or the Release of any Hazardous Substance into the environment.

“Equity Subscription Agreements” means the Subscription Agreements dated as of the date hereof (i) by and between Purchaser’s parent, Riddell Holdings, LLC and Fenway Partners Capital Fund II, L.P. and (ii) by and among Purchaser’s parent, Riddell Holdings, LLC, Ontario Teachers’ Pension Plan Board and York Street Mezzanine Partners, L.P., respectively, pursuant to which such Persons have agreed, subject to the express terms and conditions set forth therein, to provide to Purchaser’s parent, Riddell Holdings, LLC, an aggregate of $30,000,000 and $135,000,000, respectively, in cash in exchange for units of Riddell Holdings, LLC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or other trade or business which is or was at the relevant time a member of a “controlled group of corporations” or under “common control” with or under the Company, within the meaning of Section 414(b), (c), (m) or (n) of the Code or Section 4001(b) of ERISA.

“Escrow Agent” means Wells Fargo Bank, N.A., or such other escrow agent designated by Seller and approved by Purchaser (which approval shall not be unreasonably withheld or delayed).

“Escrow Agreement” means an escrow agreement to be entered into on the Agreement Date among Purchaser, Seller and the Escrow Agent, in substantially the form attached hereto as Exhibit E.

“Escrow Fund” means the fund created by the Escrow Agent to hold the Escrow Amount pursuant to the Escrow Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, whether federal, state, county, local or foreign.

“Governmental Order” means any order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Hazardous Substance” means petroleum, petroleum by-products, polychlorinated biphenyls, friable asbestos and any other chemicals, materials, substances or wastes which are, as of the Agreement Date or the Closing Date, defined or regulated as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “toxic air pollutants,” “hazardous air pollutants,” “pollutants,” or “contaminants” under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, any obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of the Company and the Company Subsidiaries (i) for borrowed money, (ii) evidenced by any note, bond, debenture or other similar instrument, (iii) for the deferred purchase price of property, goods or services, (iv) for capitalized lease obligations, (v) in respect of letters of credit and bankers’ acceptances that have been drawn down, in each case to the extent of such draw, (vi) under interest rate agreements and currency agreements, not including any foreign currency forward contracts, (vii) owing to the Seller or any of its Affiliates, including all payables related to the management fee paid by the Company to Seller and (viii) of the type described in clauses (i) through (vii) above of any Person (other than the Company and the Company Subsidiaries) the payment of which is guaranteed, directly or indirectly, by the Company or any Company Subsidiary; provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include (A) any intercompany indebtedness between the Company and any Company Subsidiary or between Company Subsidiaries; (B) any trade payable incurred in the ordinary course of business; or (C) that certain Guaranty, dated as of December 1, 1985, by and between the Company (as successor to Easton Aluminum, Inc., a California corporation) and First Interstate Bank of Utah, N.A., a national banking association, as trustee under that certain Indenture of Trust, dated as of December 1, 1985, by and between Salt Lake City, Utah and said trustee.

“Intellectual Property” means the following intellectual property throughout the world: (i) all inventions, all improvements thereto, and all patents, patent applications of any type, and invention disclosures, (ii) all trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all trade secrets, know-how, non-confidential proprietary data, and confidential data and business information, (v) all rights of privacy and publicity, (vi) rights of accreditation from sporting leagues, clubs, associations or other governing bodies, (vii) contract or license provisions that obligate or permit players or teams to use Company or Company Subsidiary products while performing the sport and (viii) all choses-in-action, remedial, administrative or procedural rights arising from or relating to the above.

“Knowledge of Seller” or “known to Seller” and any other phrases of similar import means, with respect to any matter in question relating to Seller, the Company or any Company Subsidiary, if James L. Easton, Anthony Palma, James G. Milner, John Cramer, Mark Tripp, Edward Goldsmith, John Harrington or Mike Zlaket, has actual knowledge of such matter without obligation of inquiry.

“Law” means any federal, state, county, local or foreign statute, law, ordinance, regulation, rule, code, Governmental Order or rule of common law.

“Leases” means all leases, subleases and licenses, including all amendments, extensions, renewals and guaranties with respect thereto, pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.

“Loss” means any liability, obligation of any kind or nature (whether accrued or fixed, or absolute or contingent), loss, damage, claim, cost or expense, including reasonable attorneys’ fees and expenses and disbursements.

“Material Adverse Effect” means any change or effect that is materially adverse to the operations, business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or that materially impairs the ability of Seller to consummate the transactions contemplated by this Agreement or the Escrow Agreement, except for any such changes or effects resulting, directly or indirectly, from (i) the public announcement of, or performance of the transactions contemplated by or pursuant to, this Agreement or the Escrow Agreement (including any action or inaction by the Company’s customers, suppliers, employees or competitors), (ii) changes in GAAP or any applicable Law, (iii) changes in the industry in which the Company and the Company Subsidiaries operate, (iv) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, any declaration of war by Congress or any other national or international calamity, (v) changes in general economic conditions or the financial or securities markets generally, or (vi) any adverse change or effect that is cured by Seller prior to the Closing, but only to the extent any such change described in clauses (ii), (iii), (iv) and (v) is not specifically related to or disproportionately impacts the Company or the Company Subsidiaries.

“Permitted Encumbrances” means (i) all statutory or other liens for Taxes which are not yet due and payable or delinquent or Taxes the validity of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) all cashiers’, landlords’, workmens’, repairmens’, warehousemens’ and carriers’ liens and other similar liens imposed by Law, incurred in the ordinary course of business not to exceed $500,000; (iii) all Laws; (iv) all contractual and statutory landlord’s liens under Leases pursuant to which the Company or any Company Subsidiary is a lessee and is not in default; (v) Encumbrances identified on title policies or preliminary title reports or other documents or writings included in the public records in the jurisdiction where the applicable property is located or which have been made available to Purchaser; and (vi) all other covenants, imperfections in title, easements, restrictions and similar matters of record affecting title to the real property which do not materially detract from the value of, materially interfere with, or otherwise adversely affect the present use and enjoyment of the asset or property subject thereto or affected thereby.

“Person” means any individual, corporation (including any not-for-profit corporation), partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity, Governmental Authority, or any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.

“Rollover Amount” means $25,000,000.

“Rollover Interests” means such number of Units (as defined in the Easton Bell LLC Agreement) issued to Seller pursuant to that certain Subscription Agreement, dated as of February 1, 2006 by and between Riddell Holdings, LLC and Seller.

“Selling Expenses” means all unpaid costs, fees and expenses of outside professionals incurred by the Company or the Company Subsidiaries (or by Seller and its Affiliates to the extent Seller or any such Affiliate seeks reimbursement for any such cost, fee or expense from the Company or a Company Subsidiary) relating to the process of selling the Company whether incurred in connection with this Agreement or otherwise, including all legal fees, accounting, tax, investment banking fees and expenses.

“Subsidiary” means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities, or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors, or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Target Working Capital” means $95,900,000.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, occupation, environmental, customs duties, capital stock, franchise, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other taxes, whether disputed or not, including any interest, penalty or addition thereto.

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Authority with respect to Taxes, including attachments thereto and amendments thereof.

“Working Capital” means, as at any date of determination, (i) Consolidated Current Assets minus (ii) Consolidated Current Liabilities.

1.2 Certain Additional Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite such term below:

Term	Section
401(k) Plan	5.9	(d)
Accounting Firm	2.6(b)(ii)
Adjustment	2.6	(c)
Agreement	Preamble
Agreement Date	Preamble
Balance Sheet	3.7
Balance Sheet Date	3.7
Claim Notice	9.3	(a)
Closing	2.3
Closing Date	2.3
Closing Date Balance Sheet	2.6	(a)
Closing Date Working Capital	2.6	(a)
Commitment Letters	4.6
Company	Recitals
Company Benefit Plan	3.16	(a)
Company Common Stock	3.3	(a)
Company Financial Statements	3.7
Company Indemnified Parties	5.8	(a)
Company Shares	Recitals
Company Subsidiaries	3.4	(a)
Company Subsidiary Equity Interests	3.4	(a)
D&O Released Parties	5.8	(c)
Damages	9.2	(a)
Deductible Amount	9.4	(a)(i)
Deposit Amount	2.2	(b)
Dispute Notice	9.3	(e)
Easton Bell LLC Agreement	Recitals
Effective Time	2.3
Equity Documents	Recitals
Escrow Account	2.8
Escrow Amount	2.8
Existing LC	5.14	(b)
Financing	4.6
Foreign Benefit Plan	3.16	(i)
Indemnified Party	9.3	(a)
Indemnifying Party	9.3	(a)
Indemnity Notice	9.3	(d)
Independent Expert	2.6(b)(ii)
IP Agreements	Recitals
IRS	3.16	(a)
Latest Closing Date	2.3	(a)
Leased Real Property	3.13	(b)
Material Contract	3.15	(a)
New LCs	5.14	(b)
Non-Registered Intellectual Property	3.14	(b)
Notice of Objection	2.6	(b)(i)
Owned Intellectual Property	3.14	(a)
Purchase Price	2.2
Purchase Price Allocation	8.4
Purchaser	Preamble
Purchaser D&O Released Parties	5.8	(c)
Purchaser Indemnified Parties	9.2	(a)
Purchaser Releasing Parties	5.8	(c)
Qualified Plan	3.16	(c)
Registered Intellectual Property	3.14	(a)
Reimbursement	9.5
Released Actions	5.8	(d)
Releasing Parties	5.8	(c)
Securities Act	3.3	(c)
Seller	Preamble
Seller D&O Released Parties	5.8	(c)
Seller Disclosure Schedule	Article 3
Seller Indemnified Parties	9.2	(b)
Seller Notice	5.1
Seller Releasing Parties	5.8	(c)
Share Purchase	Recitals
Solvent	4.9
Statement	2.6	(a)
Straddle Period	8.2
Straddle Period Notice	8.2
Straddle Period Tax	8.2
Subscription Agreement	Recitals
Substitute Financing	4.6
Termination Date	7.1	(c)
Third-Party Claim	9.3	(a)
Trade Secrets	3.14	(f)
Transferee 401(k) Plan	5.9	(d)
Valuation	8.4

ARTICLE 2

Purchase and Sale

2.1 Purchase and Sale of Company Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Company Shares.

2.2 Purchase Price

(a) The aggregate purchase price for the Company Shares shall be equal to Three Hundred Eighty Five Million Dollars ($385,000,000) less (i) the aggregate amount of Indebtedness outstanding as of the Closing, (ii) the aggregate amount of the Change of Control Obligations outstanding as of, or that will be due and payable (but remain unpaid as of the Closing) as a result of, the Closing and (iii) the aggregate amount of the Selling Expenses incurred prior to, but which remain unpaid as of, the Closing (as so calculated, the “Purchase Price”). The Purchase Price shall be subject to adjustment as described in Section 2.6. On the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, the Purchase Price less the Escrow Amount and the Rollover Amount will be paid to Seller by wire transfer of immediately available funds to such bank account(s) designated by Seller, and the Escrow Amount less the Deposit Amount will be delivered to the Escrow Agent in accordance with Section 2.8.

(b) Upon the execution and delivery of this Agreement, Purchaser shall deposit Nine Million Nine Hundred Thousand Dollars ($9,900,000) (the “Deposit Amount”) with the Escrow Agent pursuant to the Escrow Agreement. The Deposit Amount shall be payable to Seller as set forth in Section 2.3(b), if applicable. If this Agreement is terminated pursuant to Section 7.1 and the Deposit Amount has not otherwise been paid, and is not otherwise payable, to Seller pursuant to Section 2.3(b), then the Deposit Amount shall be payable to Purchaser and Purchaser and Seller shall deliver joint escrow instructions to the Escrow Agent authorizing such release. If the Closing occurs, the Deposit Amount shall remain in the Escrow Account in accordance with Section 2.8. Any payment of the Deposit Amount to Seller or Purchaser shall be made in accordance with the terms of the Escrow Agreement.

2.3 Closing

(a) The closing of the Share Purchase (the “Closing”) will take place at 10:00 a.m. (Eastern Standard Time) on the second Business Day after satisfaction or waiver (as permitted by this Agreement) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of those conditions on the Closing Date) set forth in Article 6 (such date being the “Closing Date”); provided that each party hereto agrees to use reasonable best efforts to, subject to the satisfaction or waiver (as permitted by this Agreement) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of those conditions on the Closing Date) set forth in Article 6, cause the Closing to occur no later than the latest of (i) four (4) Business Days after the expiration or early termination of the HSR Act waiting period for the sale of the Company Shares hereby, (ii) four (4) Business Days following Purchaser’s receipt of a Seller Notice and (iii) fifteen (15) days after the Agreement Date (such latest date, the “Latest Closing Date”). The Closing will be deemed to be effective at 12:00 a.m. (Eastern Standard Time) on the Closing Date, such time being the “Effective Time,” unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, California, unless another place is agreed to in writing by the parties hereto.

(b) If (i) the Closing does not occur on or prior to the third Business Day after the Latest Closing Date, (ii) all the conditions set forth in clauses (a), (c), (d), (g) and (i) of Section 6.2 had been satisfied as of the Latest Closing Date, (iii) Seller delivers a certificate to Purchaser certifying that as of the Latest Closing Date (x) Seller was ready and willing to consummate the Closing (subject to the satisfaction or waiver of the conditions set forth in Section 6.1) and (y) the conditions set forth in clauses (b), (e) and (f) of Section 6.2 would have been satisfied if the Closing had occurred on the Latest Closing Date, (iv) the Seller had not as of the Latest Closing Date breached or repudiated the Subscription Agreement or any of the IP Agreements, (v) James L. Easton had not as of the Latest Closing Date repudiated the Non-Competition and Non-Solicitation Agreement and (vi) no landlord under the Lease Amendments had as of the Latest Closing Date repudiated any Lease Amendment or repudiated or breached in any material respect any underlying related lease, then the Deposit Amount shall be released to Seller in accordance with the terms of the Escrow Agreement and Purchaser and Seller shall deliver joint escrow instructions to the Escrow Agent authorizing such release. The parties acknowledge and agree that, notwithstanding any other provision of this Agreement, that so long as there has not been any intentional, material breach of any representation, warranty, covenant or agreement contained herein by Purchaser, the payment of the Deposit Amount pursuant to this Section 2.3(b) shall be the sole and exclusive remedy of Seller under or relating to this Agreement (whether based in contract, common law, statute or otherwise) as a result of the failure of the Share Purchase to be consummated on or prior to the Latest Closing Date, and Seller absent any such breach by Purchaser waives all other Damages or remedies, at law or in equity related to such failure. Notwithstanding the foregoing, in the event of any intentional, material breach of any representation, warranty, covenant or agreement contained herein by Purchaser, the foregoing sentence shall not provide any waiver for Purchaser’s benefit or release Purchaser from any liability resulting or arising therefrom; provided that any such liability shall be limited to amounts in excess of the Deposit Amount.

2.4 Deliveries. At the Closing:

(a) Seller shall deliver, or cause to be delivered, to Purchaser, the certificates evidencing the Company Shares along with a duly executed share transfer form in favor of Purchaser;

(b) Purchaser shall (i) pay the Purchase Price less the Escrow Amount and the Rollover Amount in cash by wire transfer of immediately available funds to such bank account(s) as Seller shall have designated in writing, (ii) deliver, or cause to be delivered, to Seller, the certificates evidencing the Rollover Interests pursuant to the Subscription Agreement and (iii) deliver the Escrow Amount to the Escrow Agent in accordance with Section 2.8; and

(c) Each party shall deliver the certificates, and other documents and instruments required to be delivered by or on behalf of such party pursuant to Article 6 or the other provisions of this Agreement.

2.5 Payment of Indebtedness and Other Obligations.

(a) Immediately prior to the Closing, Purchaser shall pay, or cause to be paid: (i) all amounts owing with respect to the Credit Facility as of the Closing (including the aggregate principal amount outstanding thereunder, accrued interest and any fees, pre-payment penalties or charges associated therewith), and Purchaser shall replace, backstop or cash collateralize or cause to be replaced, backstopped or cash collateralized all letters of credit issued thereunder on behalf of the Company or any Company Subsidiary outstanding on the date hereof and set forth on Schedule 2.5(a) which is in existence on the Closing Date; (ii) all amounts owing with respect to the Loan Agreement, dated as of July 1, 2004, between Bank of America, N.A. and Easton Sports Canada, Inc., as amended from time to time, as of the Closing (including the aggregate principal amount outstanding thereunder, accrued interest and any fees, pre-payment penalties, charges or pay-in-kind obligations associated therewith), and Purchaser shall replace, backstop or cash collateralize or cause to be replaced, backstopped or cash collateralized all letters of credit issued thereunder on behalf of the Company or any Company Subsidiary outstanding on the date hereof and set forth on Schedule 2.5(a) which is in existence on the Closing Date; (iii) all amounts owing with respect to the Intercompany Loan Agreement, dated January 1, 1996, between Easton Sports, Inc. and Jas. D. Easton, Inc., as amended from time to time, as of the Closing (including the aggregate principal amount outstanding thereunder, accrued interest and any fees, pre-payment penalties, charges or pay-in-kind obligations associated therewith) and (iv) all Selling Expenses then outstanding. Seller understands and agrees that the decision to replace, backstop or cash collateralize a letter of credit shall be made in the sole determination of Purchaser; provided that any such determination shall be acceptable to the lenders issuing the letters of credit.

(b) At least two days prior to the Closing Date, Seller shall provide to Purchaser a schedule of (i) the aggregate amount of Indebtedness and Selling Expenses of the Company and the Company Subsidiaries outstanding as of immediately prior to the Closing (including all amounts required to repay all Indebtedness, Selling Expenses and other obligations of the Company (together with appropriate pay-off letters) and the Company Subsidiaries as required by Section 2.5(a)), (ii) the letters of credit set forth on Schedule 2.5(a) that will be outstanding as of the Closing Date and (iii) the aggregate amount of the Change of Control Obligations (all of which will be paid by the Company prior to the Closing). Pursuant to Section 2.5(a), Purchaser shall pay, by wire transfer of immediately available funds, or shall deliver sufficient funds to the Company to enable it to pay in full, all such Indebtedness, Selling Expenses and other obligations required to be paid pursuant to Section 2.5(a) to the parties identified in such schedule prepared by Seller.

2.6 Post-Closing Purchase Price Adjustment.

(a) Not more than ninety (90) days after the Closing Date, Purchaser shall deliver to Seller a consolidated balance sheet for the Company and its Subsidiaries as of immediately prior to the Effective Time (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall be prepared in accordance with GAAP, applied on a basis consistent with (except for the absence of footnotes required by GAAP) the Balance Sheet (consistency to include the same principles, policies, practices, methodologies and classifications, it being understood that if there is any conflict between GAAP and consistency that GAAP shall control). From the Closing Date Balance Sheet, Purchaser shall prepare and deliver to Seller, within such 90-day period, a statement (the “Statement”) setting forth the calculation of the Working Capital as of immediately prior to the Effective Time (the “Closing Date Working Capital”), which shall be prepared on a basis consistent with the calculation of the Target Working Capital attached hereto as Exhibit F. With respect to the Closing Date Working Capital: (i) outstanding checks shall not be included in Consolidated Current Liabilities to the extent the amounts of such checks do not exceed the cash amounts that are required to remain in the Company in accordance with Section 2.7, (ii) the results of any transactions that occur pursuant to the transactions contemplated by this Agreement shall be excluded from Working Capital and (iii) inventory shall be calculated in accordance with the definition of Consolidated Current Assets. Otherwise, Working Capital shall be computed on a basis consistent with the Balance Sheet (consistency to include the same principles, policies, practices, methodologies and classifications, it being understood that if there is any conflict between GAAP and the consistency of principles, policies, practices, methodologies and classifications, that GAAP shall control).

(b) Objections; Resolution of Disputes.

(i) Unless Seller notifies Purchaser in writing within thirty (30) days after Purchaser’s delivery of the Statement of any objection to the Closing Date Working Capital (the “Notice of Objection”), the Statement shall become final and binding. During such 30-day period, Purchaser shall, and shall cause the Company, the Company Subsidiaries and their respective representatives to make available for review by Seller and its representatives such workpapers and other documents and information (including, but not limited to, the workpapers of both Purchaser’s and the Company’s independent accountants) relating to the Closing Date Balance Sheet as Seller may reasonably request. Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein.

(ii) If Seller provides the Notice of Objection to Purchaser within such 30-day period, Seller and Purchaser shall, during the 30-day period following Purchaser’s receipt of the Notice of Objection, attempt in good faith to resolve Seller’s objections. If Seller and Purchaser are unable to resolve all such objections within such 30-day period, the matters remaining in dispute shall be submitted to a nationally recognized public accounting firm mutually agreed upon by Seller and Purchaser and, if Seller and Purchaser are unable to so agree within ten (10) days after the end of such 30-day period, then Purchaser and Seller jointly shall engage the firm of PricewaterhouseCoopers, of the Los Angeles office (the “Accounting Firm”) to resolve such dispute and if PricewaterhouseCoopers is unwilling or unable to act in such capacity, the Accounting Firm will be KPMG, of the Los Angeles office (or if both of such firms are unable or unwilling to act in such capacity, the Accounting Firm will be such other Big Four accounting firm selected by agreement of the Seller and Purchaser) (such selected firm being the “Independent Expert”). If any dispute is submitted to the Independent Expert, each party will furnish to the Independent Expert such workpapers and other documents and information relating to the disputed issues as the Independent Expert may request and are available to that party or its independent accountants (including information of the Company and the Company Subsidiaries) and each party shall be afforded the opportunity to present the Independent Expert material relating to the determination and to discuss the determination with the Independent Expert. The Independent Expert shall act as an expert and not as an arbitrator and shall resolve matters in dispute and adjust and establish any disputed Adjustment amount to reflect such resolution. It is the intent of Purchaser and Seller that the process set forth in this Section 2.6 and the activities of the Independent Expert in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). Notwithstanding anything to the contrary in this Agreement, the scope of the Independent Expert’s review of any dispute between Purchaser and Seller regarding the Statement and/or the calculation of the Closing Date Working Capital pursuant to this Section 2.6 shall be limited solely to the resolution of the objections set forth in the Notice of Objection. The parties shall instruct the Independent Expert to render its reasoned written decision as promptly as practicable but in no event later than sixty (60) days after its selection. The resolution of disputed items by the Independent Expert shall be final and binding, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. The fees and expenses of the Independent Expert shall be borne by Purchaser, on the one hand, and Seller, on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if closing accounts receivable is the only disputed item, and Purchaser claims that closing accounts receivable is $1,000 less than the amount determined by Seller, and Seller contests only $500 of the amount claimed by Purchaser, and if the Independent Expert ultimately resolves the dispute by awarding Purchaser $300 of the $500 contested, then the costs and expenses of the Independent Expert will be allocated 60% (i.e., 300 ÷ 500) to Seller and 40% (i.e., 200 ÷ 500) to Purchaser.

(c) Adjustment Payment. Within five (5) Business Days after the Statement has become final and binding in accordance with Section 2.6(b), (i) if the Closing Date Working Capital is greater than the Target Working Capital plus $1,000,000, Purchaser shall pay to Seller an amount in cash equal to such difference plus the interest specified below, and (ii) if the Closing Date Working Capital plus $1,000,000 is less than the Target Working Capital, Seller shall cause to be paid from the Escrow Fund to Purchaser an amount in cash equal to such difference plus the interest specified below (in either event, the “Adjustment”). Any such payment hereunder shall be made by wire transfer of immediately available funds to an account designated in writing by Seller or Purchaser, as the case may be, together with interest thereon at the prime rate of interest in effect at such time (as published in the Wall Street Journal), calculated on the basis of the number of days elapsed over 360, from the Closing Date to the date of payment. Any Loss included in the calculation of Closing Date Working Capital or the Adjustment (including any Losses comprising part of the $1,000,000 deductibles included above) shall not constitute a breach of any representation or warranty of the Company contained in this Agreement (but only to the extent that such Loss was included in the calculation of Closing Date Working Capital or the Adjustment and not for any excess thereof) and the Purchaser Indemnified Parties shall not have any right to indemnification related to any such Losses or any claim to any portion of the Escrow Fund as a result of any such Losses.

(d) Except for any interest amount(s) paid thereon, any amounts paid to Purchaser or Seller pursuant to the provisions of this Section 2.6 shall be deemed to be and treated, to the extent permitted by Law, as an adjustment to the Purchase Price for all purposes.

2.7 Cash Sweep. Prior to the Effective Time, the Company and the Company Subsidiaries shall distribute any or all cash, cash equivalents and marketable securities (net of any amounts required to cover checks and similar instruments issued by the Company and the Company Subsidiaries prior to the Effective Time which have not cleared as of the Effective Time) of the Company and the Company Subsidiaries to Seller.

2.8 Escrow Amount. The “Escrow Amount” shall be an amount in cash equal to Eleven Million Five Hundred Fifty Thousand Dollars ($11,550,000) (the “Escrow Amount”). Seller hereby authorizes and instructs Purchaser, at the Closing, to deduct the Escrow Amount less the Deposit Amount from the Purchase Price and deliver such funds to the Escrow Agent to be held in an escrow account (the “Escrow Account”), in accordance with the terms and conditions of the Escrow Agreement. Purchaser shall be responsible for reporting and paying the applicable Taxes on interest earned on the Escrow Amount, and the Escrow Agent shall distribute to Purchaser an amount of cash sufficient to pay such Taxes. Subject to the foregoing sentence, if (i) the Deposit Amount is released to Purchaser pursuant to Section 2.2(b), Purchaser shall also receive any remaining interest (including remaining accrued and unpaid interest) on the Deposit Amount, and (ii) the Deposit Amount is released to Seller pursuant to Section 2.3(b), Seller shall also receive any remaining interest (including remaining accrued and unpaid interest) on the Deposit Amount.

ARTICLE 3

Representations and Warranties of Seller

Contemporaneously with the execution and delivery of this Agreement by Seller, Seller is delivering to Purchaser a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Seller Disclosure Schedule”). Any exception, qualification, limitation, document or other item described in any provision, subprovision, section or subsection of any Schedule of the Seller Disclosure Schedule with respect to a particular representation or warranty contained in this Agreement shall be deemed to be an exception or qualification with respect to all other representations and warranties contained in this Agreement if the relevance of such disclosure or matter is reasonably apparent to be applicable to such other representations or warranties (except that no matter shall be deemed to be disclosed for purposes of Sections 3.3 (Company Capital Stock), 3.5 (Consents, Approvals, Etc.) and 3.24 (Transactions with Certain Persons) of the Seller Disclosure Schedule if it is not set forth in such Section of the Seller Disclosure Schedule). Nothing in the Seller Disclosure Schedule is intended to broaden the scope of any representation, warranty or covenant of Seller contained in this Agreement. The inclusion of any information in the Seller Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business.

Subject to the exceptions and qualifications set forth in the Seller Disclosure Schedule, Seller represents and warrants to Purchaser as of the date hereof, except for matters specifically relating to another date which are made only as of such date, as follows:

3.1 Organization of Seller; Authority. Seller is a corporation, duly organized and validly existing under the Laws of the State of California. Seller has all requisite corporate power and authority to enter into this Agreement and the Escrow Agreement, to perform its obligations under this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Escrow Agreement, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated by this Agreement and the Escrow Agreement, have been duly authorized by the Board of Directors of Seller and the shareholders of Seller entitled to vote thereon in accordance with the General Corporation Law of the State of California, and no other corporate action on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement and the Escrow Agreement, the performance by Seller of its obligations hereunder and thereunder or the consummation by Seller of the transactions contemplated by this Agreement and the Escrow Agreement. This Agreement and the Escrow Agreement have been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the other parties to each, each of this Agreement and the Escrow Agreement constitutes a legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.2 Organization of the Company. The Company is a corporation duly organized and validly existing under the Laws of the State of California, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on the Business in all material respects as currently conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Charter Documents of the Company, each as amended and in effect as of the Agreement Date, have been made available to Purchaser.

3.3 Company Capital Stock.

(a) The authorized capital stock of the Company consists solely of 100,000 shares of common stock, no par value (“Company Common Stock”). Schedule 3.3(a) sets forth the number of issued and outstanding shares of Company Common Stock. All such issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, the Charter Documents of the Company or any agreement to which the Company is a party or by which it is bound, and have been issued in material compliance with applicable Laws. There is no liability for dividends accrued and unpaid by the Company.

(b) There are no outstanding options, warrants, calls, rights of conversion, convertible or exchangeable securities or other rights, agreements, arrangements or commitments relating to the Company Common Stock to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Company Common Stock.

(c) Except as set forth on Schedule 3.3(c) there are (i) no rights, agreements, arrangements or commitments relating to the Company Common Stock to which the Company is a party, or by which it is bound, obligating the Company to repurchase, redeem or otherwise acquire any issued and outstanding shares of Company Common Stock; (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company; and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which the Company is a party, or by which it is bound, with respect to the governance of the Company or the voting or transfer of any shares of Company Common Stock. The Company is not under any obligation to register under the Securities Act of 1933, as amended (the “Securities Act”), any of its presently outstanding Company Common Stock or other securities that may be subsequently issued.

(d) Seller is the owner, beneficially and of record, of the Company Shares. At the Closing, Seller will transfer the Company Shares to Purchaser, free and clear of any Encumbrances (other than Encumbrances created by Purchaser).

3.4 Company Subsidiaries.

(a) Schedule 3.4(a) sets forth (i) the legal name and jurisdiction of organization of each Subsidiary of the Company (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”); (ii) the number and designation of all issued and outstanding shares of capital stock, membership interests or other ownership interests (as applicable) of each Company Subsidiary (collectively, the “Company Subsidiary Equity Interests”); and (iii) the current ownership (direct or indirect) of all outstanding Company Subsidiary Equity Interests by the Company. All such issued and outstanding Company Subsidiary Equity Interests have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, the Charter Documents of any Company Subsidiary or any agreement to which the Company or any Company Subsidiary is a party or by which it is bound and have been issued in material compliance with applicable Laws. There is no liability for dividends accrued and unpaid by any Company Subsidiary. Except as set forth on Schedule 3.4(a), the Company does not own any capital stock, membership interests or other ownership interests, whether direct or indirect, in any Person, the value of which exceeds $20,000.

(b) Each of the Company Subsidiaries is duly organized and validly existing under the Laws of its respective jurisdiction of organization, and has the requisite organizational power and authority to own, operate or lease the respective properties and assets now owned, operated or leased by it, and to carry on its respective business in all material respects as currently conducted by such Company Subsidiary. Each of the Company Subsidiaries is duly qualified to do business as a foreign corporation or limited liability company (as applicable), and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased by it, or the nature of its activities, makes such qualification necessary, except where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of all Charter Documents of each Company Subsidiary have been made available to Purchaser.

(c) There are no outstanding options, warrants, calls, rights of conversion, convertible or exchangeable securities or other rights, agreements, arrangements or commitments relating to the capital stock, membership interests or other ownership interests (as applicable) of any Company Subsidiary to which the Company or any Company Subsidiary is a party, or by which any of them are bound, obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock, membership interests or other ownership interests (as applicable) of any Company Subsidiary.

3.5 Conflicts. Except as set forth on Schedule 3.5, assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in Section 3.6 have been obtained or made, the execution and delivery by Seller of this Agreement and the Escrow Agreement, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated by this Agreement and the Escrow Agreement, do not (i) conflict with or result in a violation of the Charter Documents of Seller, the Company or any Company Subsidiary; (ii) conflict with or result in a material violation of any material Law applicable to Seller, the Company or any Company Subsidiary or their respective assets or properties; or (iii) result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of Seller, the Company or any Company Subsidiary pursuant to, any Contract to which Seller, the Company or any Company Subsidiary is a party, or by which any of the assets or properties of Seller, the Company or any Company Subsidiary is bound or affected, except, in the case of clause (iii) of this Section 3.5, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.6 Consents, Approvals, Etc. Except as contemplated by this Agreement or set forth on Schedule 3.6, no consent, waiver, approval, authorization, license, release, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or third party is required to be made or obtained by Seller, the Company or any Company Subsidiary in connection with the execution and delivery by Seller of this Agreement and the Escrow Agreement, the performance by Seller of its obligations hereunder and thereunder, or the consummation by Seller of the transactions contemplated by this Agreement and the Escrow Agreement, except (i) applicable requirements, if any, under the HSR Act and foreign equivalents thereof and other federal or state securities or “blue sky” Laws or (ii) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.7 Financial Statements. Set forth on Schedule 3.7 are (a) the audited consolidated balance sheet (the “Balance Sheet”), statement of income, statement of stockholder’s equity and comprehensive income and statement of cash flows of the Company and the Company Subsidiaries as of November 30, 2005 (the “Balance Sheet Date”) (with acquired companies included in the Balance Sheet and statements only as of and after the date of acquisition as prescribed in accordance with GAAP), and (b) the audited consolidated balance sheets, statements of income, statements of stockholder’s equity and comprehensive income, and statements of cash flows of the Company and the Company Subsidiaries as of November 30, 2004 and 2003 (with acquired companies included in such balance sheets and statements only as of and after the date of acquisition as prescribed in accordance with GAAP) (all such financial statements of the Company and the Company Subsidiaries and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). Except as set forth therein, the Company Financial Statements: (i) are derived from and are in accordance with the books and records of the Company; (ii) fairly present in all material respects the financial condition and the results of operations of the Company and the Company Subsidiaries at the dates therein indicated and the results of operations for the periods therein specified; and (iii) have been prepared in accordance with GAAP applied on a basis consistent with prior periods.

3.8 Absence of Certain Changes. From and after the Balance Sheet Date, there has not been a Material Adverse Effect. Except as contemplated by this Agreement or as set forth on Schedule 3.8, from the Balance Sheet Date to the Agreement Date, the Company and each Company Subsidiary have operated their businesses in the ordinary course and there has not been any:

(a) amendment to the Charter Documents of the Company or any Company Subsidiary;

(b) declaration, setting aside or payment of any dividend (other than dividends paid in the ordinary course to satisfy Tax liabilities) or other distribution or capital return in respect of any shares of Company Common Stock, grant of any registration rights in respect of any shares of Company Common Stock, or any redemption, repurchase or other acquisition by the Company or any Company Subsidiary of any shares of Company Common Stock, other capital stock of the Company or capital stock of any Company Subsidiary;

(c) (i) sale, assignment, transfer, lease, license or other disposition, or agreement to sell, assign, transfer, lease, license or otherwise dispose of, any material tangible real property or personal property of the Company or any Company Subsidiary, except in the ordinary course of business, (ii) cancellation of any material Indebtedness or material claim owed to the Company or a Company Subsidiary, (iii) waiver or release of any right of material value or (iv) institution, settlement or agreement to settle of any material Action;

(d) acquisition (by merger, consolidation or other combination, or acquisition of stock or assets or otherwise) by the Company or any Company Subsidiary of any corporation, partnership or other business organization, or any division thereof, with an aggregate fair market value, in any individual case, in excess of $1,000,000;

(e) incurrence, creation or assumption of (i) any Encumbrance, except in the ordinary course of business, on any assets or properties (whether tangible or intangible) of the Company or any Company Subsidiary, other than (A) Permitted Encumbrances; (B) Encumbrances that will be released at or prior to the Closing; (C) Encumbrances on assets or properties having an aggregate value not in excess of $1,000,000; and (D) Encumbrances relating to any acquisitions permitted by this Section 3.8, or (ii) any obligation or liability or any Indebtedness that is not reflected on the Balance Sheet, other than those incurred after the Balance Sheet Date in the ordinary course of business not exceeding $1,000,000 in the aggregate;

(f) material change in any method of accounting or accounting practice used by the Company or any Company Subsidiary, other than such changes as are required by GAAP or write-up or write down of any of assets of the Company and the Company Subsidiaries in any material respect or revaluation of the inventory of the Company or the Company Subsidiaries in any material respect, in each case, other than in the ordinary course of business;

(g) issuance or sale of any additional shares of Company Common Stock, or any capital stock of or other equity interests in any Company Subsidiary, or securities convertible into or exchangeable for shares of Company Common Stock or any capital stock of or other equity interests in any Company Subsidiary, or issuance or grant of any options, warrants, calls, subscription rights, convertible or exchangeable securities or other rights of any kind to acquire additional shares of Company Common Stock or any capital stock of or other equity interests in any Company Subsidiary;

(h) increase in the compensation payable or to become payable to any Company Employees or directors of the Company and the Company Subsidiaries, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including awards, option grants or appreciation rights) made to or with any of such Company Employees and directors, other than customary salary increases awarded to Company Employees in the ordinary course of business consistent with past practices or to the extent that the Company or any Company Subsidiary is contractually obligated to do so or required to do so under any Company Benefit Plan or by applicable Law;

(i) material damage to, or destruction or loss of, any of the material assets, material Intellectual Property or material properties of the Company and the Company Subsidiaries, taken as a whole;

(j) change in the pricing, billing, shipping, payment, credit and or collection return, warranty, discount or promotional policies or practices of the Company or a Company Subsidiary, other than in the ordinary course of business; or

(k) agreement, other than this Agreement and the Escrow Agreement, to take any actions specified in this Section 3.8.

3.9 Tax Matters.

(a) Each of the Company and the Company Subsidiaries has timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns are complete and accurate in all material respects. Each of the Company and the Company Subsidiaries has paid all material Taxes (whether or not shown to be due on such Tax Returns) due and payable.

(b) Except as set forth on Schedule 3.9(b), there currently are no material audits, examinations or judicial or other administrative proceedings currently pending or in progress or, to the Knowledge of Seller, threatened with respect to any Taxes of the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither the Company nor any Company Subsidiary has received any written notice or claim from a Governmental Authority that the Company or any of the Company Subsidiaries is or may be subject to taxation in a jurisdiction where the Company or Company Subsidiary does not file Tax Returns.

(c) There are no material Tax liens upon any property or assets of the Company or any of the Company Subsidiaries, except liens for Taxes not yet delinquent or Taxes being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Balance Sheet.

(d) All Taxes required to be withheld, collected or deposited by or with respect to the Company and each of the Company Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Authority.

(e) Neither the Company nor any of the Company Subsidiaries is responsible for any Taxes of any other Person (other than the Company or one of the Company Subsidiaries). Neither the Company nor any of the Company Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement.

(f) The Company, Easton Sports Asia, Inc. and CDT Nevada, Inc. have been and will be through the Closing Date valid qualified subchapter S subsidiaries within the meaning of Section 1361(b)(3)(B) of the Code and for state Tax purposes, except in those states which do not recognize qualified subchapter S subsidiary status, at all times since December 1, 1997 for the Company and December 1, 2003 for Easton Sports Asia, Inc. and CDT Nevada, Inc., and have filed all forms and taken all actions necessary to maintain such status.

(g) The unpaid Taxes of the Company (A) did not, as of the Balance Sheet Date, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time in accordance with past custom and practice through the Closing Date and taken into account in determining Closing Date Working Capital for purposes of the purchase price adjustment under Section 2.6.

3.10 Litigation and Governmental Orders.

(a) Except as set forth on Schedule 3.10(a), (i) there are no material Actions pending or, to the Knowledge of Seller, threatened against the Company or any Company Subsidiary, any of their assets or properties, or any of their directors and officers in their capacity as directors or officers of the Company or such Company Subsidiary and (ii) the Company, each Company Subsidiary and their respective assets and properties are not subject to any material Governmental Order relating specifically to the Company, any Company Subsidiary or any of their respective assets or properties.

(b) There are no Actions pending, or to the Knowledge of Seller, threatened against the Seller, its assets or properties, or any of its directors and officers in their capacity as directors or officers of Seller that would reasonably be expected to have a Material Adverse Effect and Seller and its respective assets and properties are not subject to any Governmental Order relating specifically to Seller or any of its assets or properties that would reasonably be expected to have a Material Adverse Effect.

3.11 Compliance with Laws. Except as set forth on Schedule 3.11, since January 1, 2002, the Company and each Company Subsidiary have conducted the Business in material compliance with applicable and material Laws and material Governmental Orders and neither the Company nor any Company Subsidiary has received any written notice from any Governmental Authority to the effect that the Company or any Company Subsidiary is not in compliance with any applicable Laws or Governmental Orders, except in each case for violations and failures to comply which have not had a Material Adverse Effect. Neither the Company nor any Company Subsidiary, nor to the Knowledge of Seller any director, officer, agent, employee or other Person acting on behalf of any of the Company or any Company Subsidiary, has used any corporate funds of the Company or any Company Subsidiary for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds. No representation or warranty is made in this Section 3.11 with respect to compliance with Laws relating to matters covered by Sections 3.6 (Consents, Approvals, Etc.), 3.9 (Tax Matters), 3.12 (Permits), 3.16 (Employee Benefit Matters), and 3.18 (Environmental Matters) or with respect to any matter excepted by Section 3.25 (No Other Representations).

3.12 Permits. The Company and the Company Subsidiaries have all Permits required to permit the Company and the Company Subsidiaries to conduct their respective parts of the Business, except for such failures as would not, individually and in the aggregate, have a Material Adverse Effect. All of the Permits held by or issued to the Company and the Company Subsidiaries are in full force and effect, and the Company or the respective Company Subsidiary that is a party thereto is in compliance with each such Permit held by or issued to it, except for such failures as would not, individually or in the aggregate, have a Material Adverse Effect.

3.13 Tangible Property.

(a) There is no real property used in the conduct of the Business in which the Company or any Company Subsidiary has any fee interest.

(b) Schedule 3.13(b) sets forth the address of all material leasehold or subleasehold estates and other rights to use or occupy any land, buildings or other real property (the “Leased Real Property”), and a true and complete list of all Leases for each such Leased Real Property, each as of the Agreement Date. Each Lease is legal, valid and in full force and effect and is free and clear of Encumbrances, except Permitted Encumbrances. Except as set forth on Schedule 3.13(b) and except for such exceptions which would not be material:

(i) neither the Company, the Company Subsidiaries nor, to the Knowledge of Seller, any other party to the Lease is in material breach or default under such Lease; and

(ii) neither the Company nor any of the Company Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(c) The Leased Real Property identified in Schedule 3.13(b) comprises all of the material real property used in the Business.

(d) There are no pending, or to the Knowledge of Seller, threatened, condemnation or similar proceedings against the Company or any Company Subsidiary or otherwise relating to any of the Leased Real Property.

(e) The Company and the Company Subsidiaries have good and marketable title or valid and subsisting leasehold interests in all of the material tangible personal assets and properties used or leased for use by the Company or any Company Subsidiary in connection with the conduct of the Business, including any such assets and properties reflected on the Balance Sheet or acquired after the Balance Sheet Date, free and clear of all Encumbrances, other than Permitted Encumbrances and those set forth on Schedule 3.13(e). The material tangible personal assets are in good condition and repair, except for such wear and tear as would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.13(e), the tangible and intangible personal assets and properties owned and leased by the Company and the Company Subsidiaries are sufficient for the continued conduct of the operations of the Company and the Company Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing. Except as would not have a Material Adverse Effect, all of the buildings, fixtures and other improvements located on the Leased Real Property are in good operating condition and repair, other than normal wear and tear which would not be required to be repaired under any Lease (or would not result in the Company or any Company Subsidiary being obligated to reimburse another party for any such repair). None of the Company or any Company Subsidiary has received any notice under any Lease to effect or pay for any material repair to the related Leased Real Property which has not been complied with.

3.14 Intellectual Property.

(a) Subject to the final adjustments described in Section 5.15, Schedule 3.14(a)(i) lists all patents, registered trademarks, registered service marks, registered domain names and registered copyrights and all applications for registration for any of the foregoing owned by the Company or any Company Subsidiary (collectively, the “Registered Intellectual Property”). Except as set forth on Schedule 3.14(a)(ii) and for matters that would not reasonably be expected to have a Material Adverse Effect, (i) the right, title or interest of the Company or any Company Subsidiary in each item of Intellectual Property that the Company or such Company Subsidiary owns (collectively, “Owned Intellectual Property”) is free and clear of Encumbrances, except for Permitted Encumbrances; (ii) there is no claim against the Company or any Company Subsidiary by any Person or any Action pending against the Company or any Company Subsidiary or, to the Knowledge of Seller, threatened against the Company or any Company Subsidiary that challenges the validity or enforceability of the Registered Intellectual Property or the rights of the Company or any Company Subsidiary to continued use of the Owned Intellectual Property; and (iii) to the Knowledge of Seller, there is no infringement or improper use by any third-party of the Owned Intellectual Property.

(b) Except for matters that would not reasonably be expected to have a Material Adverse Effect, with respect to any non-registered trademarks, service marks, trade names or copyrights owned by the Company or any Company Subsidiary (the “Non-Registered Intellectual Property”), (i) the right, title or interest of the Company or any Company Subsidiary in each item of its Non-Registered Intellectual Property is free and clear of Encumbrances, except for Permitted Encumbrances; (ii) there is no claim by any Person or any Action pending against the Company or any Company Subsidiary or, to the Knowledge of Seller, threatened against the Company or any Company Subsidiary that challenges the use of any of the Non-Registered Intellectual Property by the Company or any Company Subsidiary using same; and (iii) to the Knowledge of Seller, there is no infringement or improper use by any third-party of the Non-Registered Intellectual Property.

(c) Except as set forth in Schedule 3.14(c), to the Knowledge of the Seller, the Company and the Company Subsidiaries own or possess adequate licenses or other valid rights to exploit all Intellectual Property exploited in the operation of their business, free and clear of any Encumbrances, in the manner and for the purposes that such Intellectual Property is exploited in such business.

(d) Except as set forth in Schedule 3.14(d)(i), no claims are pending or, to the Knowledge of Seller, threatened that the conduct of the Company’s or the Company Subsidiaries’ respective businesses as currently conducted infringes, misappropriates or otherwise violates the Intellectual Property of any person or entity and, to the Knowledge of Seller, neither the Company nor any Company Subsidiary infringes, misappropriates or otherwise violates any third party Intellectual Property. Except as set forth in Schedule 3.14(d)(ii), from and after January 1, 2001, neither the Company nor any Company Subsidiaries have received any “invitations to license” or other communications asserting that the Company or a Company Subsidiary will be obligated to take a license under third party Intellectual Property in order to continue to conducting business in the ordinary fashion.

(e) To the Knowledge of Seller, no complaint has been made or threatened in writing relating to an improper use or disclosure of, or a breach in the security of, any personally identifiable information required by law or by contract to be kept private or secure.

(f) Except as set forth in Schedule 3.14(f), the Company and each Company Subsidiary have taken reasonable steps in accordance with Law and normal industry practice to protect their rights in and the secrecy of all confidential information and proprietary information that is valuable to the Company or the applicable Company Subsidiary by virtue of not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”). Except under written non-disclosure or confidentiality agreements, to the Knowledge of Seller, there has been no disclosure of any Trade Secret by the Company or any Company Subsidiary to any third-party. Since January 1, 1996, each Person who has participated in the authorship, invention or creation of Intellectual Property purported to be owned by the Company or a Company Subsidiary has entered into an agreement with the Company assigning all rights, title and interests in such Intellectual Property to the Company or the relevant Company Subsidiary.

3.15 Material Contracts.

(a) Schedule 3.15(a) lists the following Contracts to which the Company or any Company Subsidiary is a party or may be bound (each, a “Material Contract” and, collectively, the “Material Contracts”):

(i) notes, debentures, guarantees, loans, credit or financing agreements or instruments, or other Contracts for Indebtedness, including any agreements or commitments for future loans, credit or financing, in each case in excess of $500,000, other than any of the foregoing relating to any intercompany indebtedness;

(ii) leases, rental or occupancy agreements, installment and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, title to or other interest in, any tangible personal property or real property involving individual annual payments in excess of $40,000;

(iii) material joint venture, partnership or limited liability company agreements involving a share of profits, losses, costs or liabilities;

(iv) any license agreement or other Contract relating to Intellectual Property involving individual annual payments by or to the Company in excess of $100,000 and any consulting agreement relating to research and development or outsourced technology services;

(v) Contracts between the Company or a Company Subsidiary, on the one hand, and Seller or any director, officer or Affiliate of Seller, the Company or any Company Subsidiary, on the other hand (other than (i) employment arrangements and (ii) customary non-disclosure and assignment of confidential or proprietary information agreements, in each case, entered into in the ordinary course of business);

(vi) all Contracts under which the Company or a Company Subsidiary is or may become obligated to pay any amount in respect of deferred or conditional purchase price (other than ordinary trade terms), indemnification obligations, purchase price adjustment or otherwise in connection with any (x) acquisition or disposition of all or substantially all of the assets or securities constituting a line of business of any Person, (y) merger, consolidation or other business combination, or (z) series or group of related transactions or events of a type specified in subclauses (x) and (y);

(vii) all Contracts (including options) to sell or otherwise dispose of any assets having a fair market value in excess of $250,000 other than in the ordinary course of business;

(viii) Contracts under which a party provides products or services to the Company or any Company Subsidiary on an exclusive basis for an amount reasonably likely to exceed aggregate annual payments of $2,000,000 that cannot be terminated without penalty upon less than 90 days’ notice; and

(ix) agreements containing (A) covenants presently limiting, in any material respect, the ability of the Company or any Company Subsidiary to compete with any Person in any line of business or in any area or territory or (B) provisions granting any Person “most favored nation” status.

(b) Each Material Contract is in full force and effect and represents a legally valid and binding obligation of the Company or the Company Subsidiary which is a party thereto. Except for such exceptions as would not be material, as of the Agreement Date, (i) each of the Company and the Company Subsidiaries (and to the Knowledge of Seller, each other party thereto) has performed all obligations required to be performed by it under each of the Material Contracts to which it is a party and (ii) neither the Company nor any Company Subsidiary (and to the Knowledge of Seller, each other party thereto) is in breach or violation of, or default under, any of the Material Contracts to which it is a party, nor has the Company or any Company Subsidiary received any written notice that it has breached or violated any of the Material Contracts to which it is a party. The completion of the transactions contemplated in this Agreement will not cause or result in any material breach or material default of a Material Contract, or in the acceleration of, or material increase in, the amount of any payment arising under any Material Contract.

3.16 Employee Benefit Matters.

(a) Schedule 3.16(a) contains a true, correct and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other material severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention or change in control plan, program, arrangement, agreement or commitment, or bonus, pension, stock option, restricted stock or other equity-based, profit sharing, savings, life, health, disability, accident, medical, insurance, vacation, other welfare fringe benefit or other employee compensation or benefit plan, program, arrangement, agreement, fund or commitment, in each case to which the Company or a Company Subsidiary maintains or contributes or is obligated to contribute, or which benefits any current or former employee or director, or independent contractor of the Company or any of the Company Subsidiaries or the beneficiary of any of the foregoing, or under which the Company or any Company Subsidiary has or may have any liability with respect to services performed for the Company and any Company Subsidiary (each, a “Company Benefit Plan” and, collectively, the “Company Benefit Plans”). Seller has made available to Purchaser, in each case to the extent applicable, true and accurate copies of (i) each Company Benefit Plan that has been reduced to writing and a written summary of any Company Benefit Plan that has not been reduced to writing; (ii) the most recent three years of annual reports (Form 5500) filed with the Internal Revenue Service (the “IRS”) with respect to each such Company Benefit Plan and the results of any nondiscrimination testing for each of the last three plan years; (iii) the most recent summary plan description with respect to each such Company Benefit Plan; (iv) the most recent determination letter (and, if the Company Benefit Plan, the most recent opinion letter) issued by the IRS with respect to each such Company Benefit Plan intended to be qualified under Section 401(a) of the Code; and (v) all trust agreements, service agreements, investment management agreements and insurance contracts.

(b) Schedule 3.16(b) contains a true, accurate and complete list of each Company Benefit Plan which provides for acceleration of benefits or payments upon a change in control (alone or in connection with a subsequent event). True and accurate copies of each of the agreements and plans set forth on Schedule 3.16(b) have been made available to Purchaser.

(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”) has received a determination (and, if a prototype plan, an opinion) letter from the IRS that can be relied upon as to all provisions of said Company Benefit Plan, other than as to any provision as to which the deadline for seeking approval from the IRS has not passed, that said Company Benefit Plan is so qualified, and, to the Knowledge of Seller, no fact or event has occurred since the date of such determination letter that could materially adversely affect the qualified status of any such Company Benefit Plan. Except as set forth in Schedule 3.16(c), the assets held with respect to each Qualified Plan can be liquidated or transferred to another investment vehicle or fund (whether held in the Qualified Plan or another plan that is so qualified or an individual retirement account) without market value adjustments, surrender charges or other similar charges.

(d) To the Knowledge of Seller, each Company Benefit Plan has been established and operated in all material respects in accordance with its terms and the requirements of applicable Law (including ERISA and the Code).

(e) No Company Benefit Plan is, and neither the Company nor any Company Subsidiary or ERISA Affiliate thereof contributes or has within six years prior to the Effective Time contributed or been required to contribute to, or has any liability to or has any liability or obligation, whether actual or contingent, direct or indirect, with respect to any Company Benefit Plan that is, (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iii) any single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, nor has any event occurred within six years prior to the Effective Time nor does any circumstance exist that has given or could give rise to a liability of the Company or of any Company Subsidiary under Title I or Title IV of ERISA or Chapter 43 of the Code.

(f) Except as set forth on Schedule 3.16(f), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant or director of the Company or any of the Company Subsidiaries or any group of such employees, consultants or directors to any payment (or result in the funding of any such payment); (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; or (iv) result in any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(g) All contributions or premiums owed with respect to each Company Benefit Plan have been timely paid in full.

(h) Except to the extent required by applicable Law, no Company Benefit Plans provide benefits in the nature of health, medical or life insurance for periods beyond termination of employment. No Company Benefit Plan is, or is maintained by or funded by means of, a voluntary employee benefits association described in Section 501(c)(9) of the Code or any taxable trust.

(i) Without limiting the generality of paragraphs (c) through (h) above, with respect to each Company Benefit Plan that is subject to the laws of a jurisdiction other than the United States (whether or not United States law also applies) (a “Foreign Benefit Plan”) Seller has no Knowledge to the contrary that: (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made, or if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to reasonable actuarial assumptions (to the extent applicable) and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations, and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(j) Seller has no Knowledge to the contrary that each Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with such Section 409A from the period beginning January 1, 2005 through the date hereof. The Company and the Company Subsidiaries have appropriately accrued liabilities related to each Company Benefit Plan that is a nonqualified deferred compensation plan on the financial statements of the Company.

3.17 Labor Matters. Schedule 3.17 sets forth (i) a true and correct list of all collective bargaining agreements, and (ii) all written employment or severance agreements with respect to any employee or former employee whose compensation during the fiscal year ended November 30, 2005 exceeded $200,000 to which the Company or any Company Subsidiary is a party. With respect to employees of the Company and any Company Subsidiary, there are no presently pending, or to the Knowledge of Seller, threatened (x) arbitration proceedings, labor strikes, slowdowns or stoppages, grievances or other labor disputes (and there have not been any such arbitration proceedings, labor strikes, slowdowns or stoppages, grievances or other labor disputes since January 1, 2004), (y) Actions related to an alleged material violation pertaining to labor relations or employment matters, including claims for unpaid wages or penalties, discrimination, harassment or retaliation, or wrongful discharge in violation of public policy, or (z) any application for certification of a collective bargaining agent. Except as set forth on Schedule 3.17, there are no material pending claims against the Company or any Company Subsidiary under any workers’ compensation plan or policy or for long term disability. No Company Employee is represented by a labor union and to the Knowledge of Seller there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize such employees. Neither the Company nor any Company Subsidiary has engaged in any plant closing or employee layoff activities within the last two years that would violate in any material respect the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or employee layoff Law.

3.18 Environmental Matters.

(a) Except as provided in Schedule 3.18, to the Knowledge of Seller, (i) there has been no material release of any Hazardous Substance on, upon, or from any site currently or heretofore owned, leased or otherwise used by the Company or any Company Subsidiary and (ii) the Company and the Company Subsidiaries (A) are, as of the Agreement Date and the Closing Date, in compliance with all Environmental Laws; (B) have not received written notice that the Company or such Company Subsidiary is a potentially responsible party under CERCLA, except for any such notice for which no material obligation or liability remains outstanding; (C) have not received any written notice of violation of any Environmental Laws or written demand or complaint alleging liability for damages related to any Hazardous Substance, except for any such notice, demand or complaint for which no material obligation or liability remains outstanding; or (D) have not been required to undertake any remedial action of any kind at the request of any Governmental Authority or at the request of any other Person pursuant to any Environmental Law, except for any such remedial action or clean-up action for which no material obligation or liability remains outstanding.

(b) Notwithstanding anything else herein, no representations or warranties in this Agreement other than those contained in this Section 3.18 shall directly or indirectly apply to Environmental Law or Hazardous Substances.

3.19 Insurance. The Company and the Company Subsidiaries maintain policies of insurance and bonds of the type and in amounts set forth on Schedule 3.19, including all legally required workers’ compensation insurance, casualty, fire and general liability insurance. All premiums due and payable under all such policies and bonds have been timely paid, and the Company or its Company Subsidiary, as applicable, is otherwise in material compliance with the terms of such policies and bonds. Seller has no Knowledge of any threatened termination of any of such policies or bonds. All such insurance coverage is in full force and effect, no notice of cancellation, non-renewal, termination, premium increase or change in coverage has been received by Seller, the Company or a Company Subsidiary with respect thereto (and to the Knowledge of Seller no such cancellation, non-renewal, termination, premium increase or change in coverage has been threatened) and there is no existing material default by any insured thereunder. The Company and the Company Subsidiaries have not received any notice of a premium audit with respect to such policies or bonds. The limits on such policies and bonds have not been exhausted or materially reduced. Except as set forth on Schedule 3.19, there has been no period during the past six (6) years when the Company or a Company Subsidiary has not been covered by insurance to at least the same extent as the Company or such Company Subsidiary is covered under the policies and bonds in force on the date hereof. Such policies and bonds, and the renewals or rewrites thereof, shall not lapse, be cancelled or subject to any minimum premiums by reason of the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby.

3.20 Brokers. Except with respect to that certain engagement letter between Seller and Wachovia Capital Markets, LLC, dated as of August 16, 2005 (the fees and expenses of which shall be paid in full by Seller), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Escrow Agreement based upon any arrangements made by or on behalf of Seller, the Company or any Company Subsidiary.

3.21 Customers and Suppliers. Schedule 3.21 sets forth a list of (a) the top ten customers of the Company and the Company Subsidiaries during the twelve months ended on the Balance Sheet Date, determined on the basis of gross revenues (on a consolidated basis), and (b) the top ten suppliers from whom the Company and the Company Subsidiaries purchased goods or services during the twelve months ended on the Balance Sheet Date, determined on the basis of gross expenditures. Since the Balance Sheet Date, none of the customers or suppliers listed on Schedule 3.21 has canceled, terminated or materially and adversely altered or, to the Knowledge of Seller, threatened in writing to cancel, terminate or materially and adversely alter, its relationship with the Company or any Company Subsidiary.

3.22 Inventory. The inventory of the Company and the Company Subsidiaries set forth on the Balance Sheet, including raw materials, work in process, and finished goods, is of a quality and quantity useable in the ordinary course of business, subject to the lower of cost (determined by (i) the first-in, first-out method in the case of the inventory of Easton Sports Canada, Inc. and Easton Sports Asia, Inc. or (ii) the last-in, first-out method in the case of the inventory of the Company and all other Company Subsidiaries) or market reserve for inventory writedown set forth on the Balance Sheet.

3.23 Accounts Receivable. All of the Company’s and the Company Subsidiaries’ accounts receivable set forth on the Balance Sheet are reflected on the Balance Sheet in accordance with GAAP applied in a manner consistent with the accounting principles applied in the preparation of the Company Financial Statements and in accordance with the past custom and practice of the Company and the Company Subsidiaries and have arisen from bona fide transactions by the Company or the applicable Company Subsidiary in the ordinary course of business. To the Knowledge of Seller, there are no material disputes with respect to any of the Company’s or the Company Subsidiaries’ accounts receivable reflected on the Balance Sheet that have not been reserved for on the Balance Sheet. The reserve for bad debt set forth on the Balance Sheet reflects the Company’s and the Company Subsidiaries’ normal accounts receivable valuation policies in accordance with GAAP applied in a manner consistent with the accounting principles applied in the preparation of the Company Financial Statements. For the sake of clarifying the foregoing, the parties hereto acknowledge and agree that nothing in this Section 3.23 is intended to constitute, nor shall it be construed as constituting, a guarantee or assurance regarding the collectability of accounts receivable.

3.24 Transactions with Certain Persons. Except as set forth on Schedule 3.24 and other than (i) employment arrangements and (ii) customary non-disclosure and assignment of confidential or proprietary information agreements, in each case, entered into in the ordinary course of business, no officer, director, employee or other Affiliate (other than the Company or any Company Subsidiary) of the Company or any Company Subsidiary, nor any member of any such Person’s immediate family or Affiliate thereof, is presently a party to any material transaction with the Company or any Company Subsidiary.

3.25 No Other Representations. Except for the representations and warranties contained in this Article 3 (as such representations and warranties are to be confirmed at the Closing pursuant to Section 6.2(b)), neither Seller nor any other Person makes any express or implied representation or warranty on behalf of Seller, and Seller disclaims any such representation or warranty, whether by Seller, the Company or any Company Subsidiary or any of their respective officers, directors, employees, agents or representatives or any other Person, with respect to the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby or thereby or the Business or assets of Seller, the Company and the Company Subsidiaries, notwithstanding the delivery or disclosure to Purchaser or any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information with respect to the foregoing.

ARTICLE 4

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as of the date hereof, except for matters specifically relating to another date which are made only as of such date, as follows:

4.1 Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and the Escrow Agreement, to perform its obligations under this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Escrow Agreement, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated by this Agreement and the Escrow Agreement, have been duly authorized by the Board of Directors of Purchaser and no other corporate or other action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement and the Escrow Agreement, the performance by Purchaser of its obligations hereunder and thereunder or the consummation by Purchaser of the transactions contemplated by this Agreement and the Escrow Agreement. This Agreement and the Escrow Agreement have been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other parties to each, each of this Agreement and the Escrow Agreement constitutes a legally valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.2 Organization. Purchaser is a corporation, duly organized and validly existing under the Laws of the State of Delaware. Purchaser has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business in all material respects as currently conducted. Purchaser is duly qualified to do business as a foreign corporation and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and the Escrow Agreement or to consummate the transactions contemplated hereby or thereby. Purchaser has made available to Seller true and complete copies of Purchaser’s Charter Documents, each as amended and in effect as of the Agreement Date.

4.3 Conflicts. Assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in Section 4.4 have been obtained or made, the execution and delivery by Purchaser of this Agreement and the Escrow Agreement, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated by this Agreement and the Escrow Agreement, will not (i) conflict with or result in a violation of the Charter Documents of Purchaser; (ii) conflict with or result in a material violation of any material Law applicable to Purchaser or its assets or properties; or (iii) result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser pursuant to, any Contract to which Purchaser is a party, or by which any of the assets or properties of Purchaser is bound or affected, except, in the case of clause (iii) of this Section 4.3, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and the Escrow Agreement or consummate the transactions contemplated hereby or thereby.

4.4 Consents, Approvals, Etc. Except as set forth on Schedule 4.4, no consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or third party is required to be made or obtained by Purchaser in connection with the execution and delivery of this Agreement and the Escrow Agreement, the performance by Purchaser of its obligations hereunder and thereunder, or the consummation by Purchaser of the transactions contemplated by this Agreement and the Escrow Agreement, except (i) applicable requirements, if any, under the HSR Act and foreign equivalents thereof and other federal or state securities or “blue sky” Laws; and (ii) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and the Escrow Agreement or consummate the transactions contemplated hereby or thereby.

4.5 Litigation and Governmental Orders. As of the Agreement Date, (i) there are no material Actions pending against Purchaser, or any of the assets or properties of Purchaser, or any of the directors or officers of Purchaser in their capacity as directors or officers of Purchaser, that would have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and the Escrow Agreement or consummate the transactions contemplated hereby and thereby and (ii) Purchaser and its assets and properties are not subject to any material Governmental Order that would prevent Purchaser from performing its obligations under this Agreement and the Escrow Agreement or consummating the transactions contemplated hereby and thereby.

4.6 Financing. Purchaser has received on the date hereof the Bank Commitment Letter and Purchaser’s parent, Riddell Holdings, LLC has received (and will make available the proceeds of such to Purchaser) the Equity Subscription Agreements (together with the Bank Commitment Letter, the “Commitment Letters”) pursuant to which (and subject to the conditions set forth in each), the financing sources referred to in the Commitment Letters will provide up to an aggregate $580,000,000 in financing (as described in such Commitment Letters, the “Financing”) to be used to fund the consideration specified in Article 2 and to make all other necessary payments in connection with the Share Purchase and the other transactions contemplated by this Agreement and the Escrow Agreement. True and complete copies of the Commitment Letters as in effect on the date hereof are attached hereto as Exhibit G. The Commitment Letters are not subject to any conditions other than as set forth therein and are in full force and effect on the date hereof and have not been, and will not be, amended prior to the termination of this Agreement; provided, that the Bank Commitment Letter may be amended to provide for the assignment of a portion of the funding commitment thereof to additional agents or arrangers and granting such Persons approval rights with respect to certain matters as are customarily granted to such additional agents or arrangers. All commitments and other fees required to be paid under the Commitment Letters prior to the date hereof have been paid, and Purchaser is unaware of any fact or occurrence existing on the date hereof that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Commitment Letters inaccurate or that would reasonably be expected to cause the Commitment Letters to be ineffective. The funds in the amounts set forth in the Commitment Letters would be sufficient to enable Purchaser to pay the Purchase Price, to make the payments set forth in Section 2.5, and to make all other necessary payments, and to pay all of the related fees and expenses, in connection with the transactions contemplated by this Agreement. As of the date of this Agreement, Purchaser believes that the conditions to the funding contemplated by the Commitment Letters will be satisfied and the Financing will be funded.

4.7 Due Diligence Investigation; Acquisition “AS IS”. Purchaser has had an opportunity to discuss the business, management, operations and finances of the Company with the Company’s officers, directors, employees, agents, representatives and Affiliates, and has had an opportunity to inspect the facilities of the Company. Purchaser has conducted its own independent investigation of the Company and has been furnished by the Company, or its agents or representatives, with all information, documents and other materials relating to the Company, and its business, management, operations and finances, that Purchaser believes is necessary to enter into this Agreement. In making its decision to execute and deliver this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby, Purchaser has relied solely upon the representations and warranties of Seller set forth in Article 3 (as such representations and warranties are to be confirmed at the Closing pursuant to Section 6.2(b)), and has not relied upon any other information provided by, for or on behalf of Seller, or its agents or representatives, to Purchaser in connection with the transactions contemplated by this Agreement or the Escrow Agreement. Purchaser further acknowledges that the consideration specified in this Agreement has been agreed upon by Seller and Purchaser after good faith arm’s length negotiation in light of Purchaser’s agreement to purchase the Company and its assets and properties “AS IS” except as specifically set forth in this Agreement. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER MAKES NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NOR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO THE COMPANY, THE COMPANY SUBSIDIARIES OR ANY OF THEIR RESPECTIVE ASSETS OR PROPERTIES, INCLUDING ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES.

4.8 Brokers. Except for an affiliate of Goldman Sachs & Co. (the fees and expenses of which shall be paid in full by Purchaser), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Escrow Agreement based upon any arrangements made by or on behalf of Purchaser or any of its Affiliates.

4.9 Solvency. Assuming that (i) Seller’s representations and warranties in Article 3 (and the bring down thereof in any certificate delivered by Seller pursuant to Section 6.2(b)) are true and correct (without giving effect to any Knowledge, materiality or Material Adverse Effect or similar qualifier), (ii) no circumstance, event or condition (or aggregation of circumstances, events or conditions) occurring after the Agreement Date will have had at the Effective Time a material adverse effect on the financial condition of the Company and the Company Subsidiaries taken as a whole, and (iii) Seller will comply in all respects with its obligations under Section 5.2 hereof at all times between the Agreement Date of this Agreement and the Effective Time, as of the Effective Time, and after giving effect to all of the transactions contemplated by this Agreement and the Escrow Agreement, Purchaser will be Solvent. For purposes of this Section 4.9, “Solvent” means that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its indebtedness as it matures. For purposes of this Section 4.9, “indebtedness” means a liability in connection with another Person’s (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

4.10 Acquisition for Investment. Purchaser is an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act) and is acquiring the Company Shares solely for its own account and not with a view to any distribution or other disposition thereof. Purchaser understands that (a) the Company Shares have not been registered under the Securities Act or registered or qualified under any applicable state securities laws in reliance upon specific exemptions therefrom, and (b) the Company Shares may not be transferred or sold except in a transaction registered or exempt from registration under the Securities Act, and registered or qualified or exempt from registration or qualification under any applicable state securities laws.

ARTICLE 5

Covenants of the Parties

5.1 Supplemental Seller Disclosure Schedules. Seller may (but shall not be required to) from time to time, prior to the Closing Date, supplement the Seller Disclosure Schedule in a written notice delivered to Purchaser to disclose information that would otherwise render any representation or warranty of Seller contained in Article 3, if made on the Closing Date (or, in the case of representations and warranties which address matters only as of a particular date, as of such date), untrue or inaccurate in any material respect, in each case only if the matter that gives rise to any such supplement would in the absence of such supplement cause a failure of the condition set forth in Section 6.2(a). If Seller supplements the Seller Disclosure Schedule pursuant to this Section 5.1 (any such notice, a “Seller Notice”), then Purchaser shall have the right to terminate this Agreement by providing written notice of such termination to Seller within ten Business Days of Purchaser’s receipt of the Seller Notice and if the matter giving rise to any such supplement did not result from or arise out of a willful and knowing action or omission of Seller, the Company or a Company Subsidiary, then such termination shall be Purchaser’s sole and exclusive remedy relating to any matters set forth in the Seller Notice. If Purchaser fails to provide written notice of such termination to Seller by the earlier of (i) ten Business Days after Purchaser’s receipt of the Seller Notice and (ii) the Closing Date, then the Seller Notice shall be deemed to have amended the Seller Disclosure Schedule, to have qualified the representations and warranties in Article 3, and to have cured any misrepresentation or breach of representation or warranty that otherwise might have existed hereunder by reason of the occurrence, or failure to occur, of the event or events set forth in the Seller Notice.

5.2 Conduct of Business.

(a) Unless Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), and except as otherwise contemplated by this Agreement or disclosed on Schedule 5.2(a), during the period commencing on the Agreement Date and terminating on the earlier to occur of the Effective Time or the termination of this Agreement pursuant to and in accordance with Article 7, Seller shall cause the Company and each Company Subsidiary to (i) conduct the Business in the ordinary course, (ii) use commercially reasonable efforts, subject to the limitations set forth in this Agreement, to keep available the services of the officers and key employees of the Company and the Company Subsidiaries, and (iii) use commercially reasonable efforts consistent with past practices and policies to maintain the assets and properties of the Company and the Company Subsidiaries in their current condition, normal wear and tear excepted.

(b) Except as otherwise contemplated by this Agreement or disclosed on Schedule 5.2(b), during the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time or the termination of this Agreement pursuant to and in accordance with Article 7, Seller shall cause the Company and the Company Subsidiaries not to do or cause to be done any of the following without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

(i) amend in any respect the Charter Documents of the Company or any Company Subsidiary;

(ii) declare, set aside or pay any dividend (other than dividends paid in the ordinary course to satisfy Tax liabilities) or other distribution or capital return in respect of any  shares of Company Common Stock, grant any registration rights in respect of any shares of Company Common Stock, or redeem, repurchase or acquire any shares of Company Common Stock;

(iii) (A) sell, assign, transfer, lease or otherwise dispose of any material tangible real property or personal property of the Company or any Company Subsidiary, except in the ordinary course of business and transactions among the Company and the Company Subsidiaries, (B) cancel any Indebtedness or claim owed to the Company or a Company Subsidiary except in the ordinary course of business, (C) waive or release any right of material value or (D) institute, settle or agree to settle any material Action;

(iv) acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

(v) create any Encumbrance on any assets or properties (whether tangible or intangible) of the Company or any Company Subsidiary, other than (A) Permitted Encumbrances; (B) Encumbrances that will be released at or prior to the Closing; and (C) Encumbrances relating to any acquisitions permitted by this Section 5.2(b) that were in existence prior to such acquisition and do not relate to Indebtedness;

(vi) materially change any method of accounting or accounting practice used by the Company or any Company Subsidiary, other than such changes required by GAAP;

(vii) issue or sell any additional shares of capital stock of or other equity interests in the Company or any Company Subsidiary, or securities convertible into or exchangeable for  shares of capital stock of or other equity interests in the Company or any Company Subsidiary, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of capital stock of or other equity interests in the Company or any Company Subsidiary;

(viii) enter into or materially amend any employment, severance or similar agreement with any officers or directors or adopt any Company Benefit Plan, except (A) to the extent required, in the discretion of the Company or any Company Subsidiary, either to avoid the application of Section 409A of the Code or comply with the provisions of Section 409A of the Code, or (B) pursuant to the relocation of certain employees of the Company or a Company Subsidiary from Long Beach, California to Van Nuys, California;

(ix) increase the compensation payable or to become payable to any Company Employees or its directors or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including awards, option grants or appreciation rights) made to or with any of such Company Employees or directors, other than customary salary increases awarded to Company Employees in the ordinary course of business consistent with past practices or to the extent that the Company or any Company Subsidiary is contractually obligated to do so or required to do so under any Company Benefit Plan or by applicable Law;

(x) (A) except under the Credit Facility in the ordinary course of business, incur any Indebtedness in excess of $1,000,000 in the aggregate for borrowed money or (B) make any loans or advances to, or capital contributions in, any other Person, except loans and advances to employees of the Company or a Company Subsidiary in the ordinary course of business;

(xi) change the pricing, billing, shipping, payment, credit and or collection return, warranty, discount or promotional policies or practices of the Company or a Company Subsidiary, other than in the ordinary course of business;

(xii) except as required by its terms, enter into, amend or terminate a Material Contract;

(xiii) (A) permit to occur or amend any transaction with, or on behalf of, Seller or any Affiliate of the Company or Seller, other than payments of wages and salaries to Company Employees in the ordinary course of business or (B) amend, waive any condition under, terminate or enter into any agreement inconsistent with any Lease Amendment or IP Agreement;

(xiv) make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, in each case, in a manner that would adversely affect the Company or the Company Subsidiaries after the Closing, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, or settle or compromise any claim, notice, audit report or assessment in respect of Taxes individually in excess of $100,000 or in the aggregate in excess of $250,000 (treating, for this purpose, but not for any other purpose in this Agreement, the reduction of a net operating loss or other favorable Tax attribute as the equivalent of a cash payment); or

(xv) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 5.2(b).

5.3 Conduct of Purchaser Prior to the Effective Time. During the period commencing on the Agreement Date and terminating on the earlier to occur of the Effective Time or the termination of this Agreement pursuant to and in accordance with Article 7, Purchaser shall not take, or cause to be taken, any action which would interfere with the consummation of the transactions contemplated by this Agreement or the Escrow Agreement or delay the consummation of such transactions.

5.4 Efforts; Consents; Regulatory and Other Authorizations.

(a) Each party to this Agreement shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action (including making payments, diverting assets, commencing litigation and modifying agreements with third parties), and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement and the Escrow Agreement; (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby; (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated hereby and thereby; and (iv) fulfill all conditions to such party’s obligations under this Agreement and the Escrow Agreement. Each party to this Agreement shall cooperate fully with the other parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. The parties to this Agreement shall not take any action that is reasonably likely to have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

(b) Purchaser recognizes that certain consents to the transactions contemplated hereby or under the Escrow Agreement may have been or may be required from third parties, including parties to Material Contracts and Governmental Authorities. Purchaser agrees that none of Seller or any of its Affiliates shall have any liability whatsoever arising out of or relating to the failure to obtain any such consent or because of termination of any contract, permit, license or governmental authorization as a result thereof except to the extent that such liability results from the breach of a representation, warranty or covenant hereunder.

(c) In furtherance and not in limitation of the terms of Section 5.4(a), to the extent required by applicable Law, each of Purchaser and Seller shall file, or cause to be filed, a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and the Escrow Agreement within five Business Days after the Agreement Date, shall seek early termination of all applicable waiting periods under the HSR Act, shall supply promptly any additional information and documentary material that may be requested by any Governmental Authority (including the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission) pursuant to the HSR Act, and shall cooperate in connection with any filing under applicable antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement and the Escrow Agreement commenced by any Governmental Authority, including the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or the office of any state attorney general. Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor any Affiliate thereof shall be required to (i) divest of any business, product lines or assets or (ii) agree to the imposition on any material limitation on the ability of Purchaser or any such Affiliate to (A) conduct its business, (B) exercise control of any assets or (C) acquire or exercise control over the Business.

(d) Purchaser shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Commitment Letters and to satisfy the conditions to obtaining the Financing set forth therein, (ii) enter into definitive financing agreements with respect to the Financing as contemplated by the Commitment Letters (the “Financing Agreements”), so that the Financing Agreements are in effect as promptly as practicable but in any event no later than the Closing Date and (iii) consummate the Financing at or prior to Closing. Purchaser shall keep Seller informed of the status of the financing process relating thereto. If funds in the amounts set forth in, and to be provided pursuant to, the Commitment Letters, or any portion thereof, become unavailable to Purchaser on the terms and conditions set forth therein, then Purchaser shall use its reasonable best efforts to obtain substitute financing as promptly as practicable on terms and conditions that are not in the aggregate less favorable to Purchaser or Riddell Holdings, LLC than those set forth in the Commitment Letters (“Substitute Financing”).

5.5 Further Action. Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement and the Escrow Agreement, including but not limited to the conditions precedent set forth in Article 6, as applicable. Seller shall use its reasonable best efforts to cooperate in connection with the arrangement by Purchaser of financing for the transactions contemplated by this Agreement; provided, that Seller shall not be required to incur any out of pocket expenses in connection therewith. Seller shall use its commercially reasonable efforts to cause the accountants of the Company that audited the Company Financial Statements to consent to the use of the Company Financial Statements in any filing required to be made by Purchaser or its Affiliates with the Securities and Exchange Commission (including obtaining an acknowledgement from such accountants prior to the Effective Time that such consent will be given).

5.6 No Other Negotiations. During the period commencing on the Agreement Date and terminating on the earlier to occur of the Effective Time or the termination of this Agreement pursuant to and in accordance with Article 7, Seller will not, and will cause the Company and the Company Subsidiaries and the officers, directors, Affiliates, representatives and agents of Seller, the Company and the Company Subsidiaries not to, directly or indirectly, solicit, initiate or knowingly encourage any inquiries or proposals from, discuss or negotiate with, or provide any nonpublic information to, any Person (other than Purchaser) relating to any transaction involving the sale of any substantial portion of the Business or any substantial portion of the Company’s assets (other than in the ordinary course of business), or any Company Common Stock or other capital stock, or any merger, consolidation, business combination or similar transaction involving the Company or any Company Subsidiary.

5.7 Access to Information; Confidentiality Agreement.

(a) Subject to the terms of the Confidentiality Agreement, during the period commencing on the Agreement Date and terminating upon the earlier to occur of the Effective Time or the termination of this Agreement pursuant to and in accordance with Article 7, upon reasonable notice and during normal business hours, Seller shall cause the Company, the Company Subsidiaries and their respective officers, employees, auditors and agents to (i) afford the officers, employees, financing sources and authorized agents and representatives of Purchaser reasonable access to the employees, offices, properties, and books and records of the Company and the Company Subsidiaries and (ii) furnish to the officers, employees, financing sources and authorized agents and representatives of Purchaser such additional financial and operating data and other information regarding the assets, properties, goodwill and business of the Company and the Company Subsidiaries as Purchaser may from time to time reasonably request in order to assist Purchaser in fulfilling its obligations under this Agreement, the Escrow Agreement and the Financing and to facilitate the consummation of the transactions contemplated hereby and thereby; provided, however, that Purchaser shall not unreasonably interfere with any of the businesses or operations of the Company or any Company Subsidiary.

(b) The parties to this Agreement hereby agree to be bound by and comply with the terms of the Confidentiality Agreement, which are hereby incorporated into this Agreement by reference and shall continue in full force and effect until the Effective Time, such that the information obtained by any party to this Agreement, or its officers, employees, agents or representatives, during any investigation conducted pursuant to this Section 5.7, or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated by this Agreement and the Escrow Agreement, or otherwise, shall be governed by the terms of the Confidentiality Agreement.

5.8 Indemnification; Directors’ and Officers’ Insurance.

(a) Any provisions of the Charter Documents of the Company and each Company Subsidiary concerning the elimination of liability and indemnification of directors, managers and officers shall not be amended or modified in any manner that would adversely affect the rights thereunder of any Person that is as of the date hereof a current or former officer, manager or director of the Company or any Company Subsidiary. From and after the Effective Time, Purchaser shall, and shall cause the Company and each Company Subsidiary to, (i) indemnify and hold harmless each present and former director and officer of the Company and each present and former director and officer of each Company Subsidiary (collectively, the “Company Indemnified Parties”), against any Losses incurred or suffered by any of the Company Indemnified Parties in connection with any Action arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time and (ii) advance expenses as incurred by any Company Indemnified Party in connection with any matters for which such Company Indemnified Party is entitled to indemnification from Purchaser, the Company or a Company Subsidiary, as applicable, pursuant to this Section 5.8, in the case of each of clause (i) and (ii), to the fullest extent permitted under the Charter Documents of the Company and the Company Subsidiaries (subject to applicable Law).

(b) For a period of six years following the Effective Time, Purchaser shall maintain, or shall cause the Company for itself and the Company Subsidiaries to maintain, in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (copies of which have been heretofore made available by Seller to Purchaser and its agents and representatives) with coverage in amount and scope at least as favorable as the Company’s existing coverage; provided, however, that in no event shall Purchaser or the Company be required to expend in the aggregate in excess of 200% of the annual premium currently paid by the Company for such coverage, and if such premium would at any time exceed 200% of such amount, then Purchaser or the Company shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount; and provided, further, that this Section 5.8(b) shall be deemed to have been satisfied if a prepaid policy or policies (i.e., “tail coverage”) have been obtained by Purchaser or the Company which policy or policies provide such directors and officers with the coverage described in this Section 5.8(b) for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement or the Escrow Agreement.

(c) Effective upon the Closing, Purchaser, the Company, each Company Subsidiary and each of their respective successors and assigns (collectively, the “Purchaser Releasing Parties”) shall be deemed to have remised, released and forever discharged all directors and officers of the Company and of Seller and, subject to and without in any way limiting the Seller’s obligations under this Agreement, the IP Agreements and other documents contemplated herein, including but not limited to the indemnification obligations under Section 9.2(a), Seller (the “Seller D&O Released Parties”) of and from any and all claims, actions, matters, causes of action, liabilities, suits, proceedings, arbitrations, mediations or other investigations that the Purchaser Releasing Parties, or any of them, now has or ever had, or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, against the Seller D&O Released Parties, and each of them, from the beginning of time through the Closing Date; provided that solely with respect to each Seller D&O Released Party who is a director or officer of the Company or of Seller, such release shall not apply to acts of fraud or misrepresentation, intentional torts, or violations of any law or rule that could result in a criminal penalty, in each case committed by such Seller D&O Released Party. Effective upon the Closing, Seller and its successors and assigns (collectively the “Seller Releasing Parties” and together with the Purchaser Releasing Parties, the “Releasing Parties”) shall be deemed to have remised, released and forever discharged the Company and the Company Subsidiaries, the directors and officers of each of Purchaser, the Company and the Company Subsidiaries, and, subject to and without in any way limiting Purchaser’s obligations under this Agreement and other documents contemplated herein, including but not limited to the indemnification obligations under Section 9.2(b), Purchaser (the “Purchaser D&O Released Parties” and, together with the Seller D&O Released Parties, the “D&O Released Parties”), of and from any and all claims, actions, matters, causes of action, liabilities, suits, proceedings, arbitrations, mediations or other investigations that the Seller Releasing Parties, or any of them, now has or ever had, or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, against the Purchaser D&O Released Parties, and each of them, from the beginning of time through the Closing Date.

As of the Closing Date, each of Purchaser and the Company, on the one hand, and Seller on the other hand, on its own behalf and on behalf of each of their respective Releasing Parties, expressly acknowledge that they have had, or have had and waived, the opportunity to be advised by independent legal counsel and hereby waive and relinquish all rights and benefits afforded by Section 1542 of the California Civil Code and do so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542 which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(d) Each of Purchaser and the Company, on the one hand, and Seller on the other hand, on its own behalf and on behalf of each of their respective Releasing Parties, hereby represent and covenant that there have not been and will not be any assignment or other transfer of any right or interest in any claims, actions, matters, causes of action, liabilities, suits, proceedings, arbitrations, mediations or other investigations that such Releasing Party has or may have against the D&O Released Parties that are released under this Section 5.8 (the “Released Actions”), and hereby agree to indemnify and hold each D&O Released Party harmless from any Released Actions or Losses incurred by any of the D&O Released Parties as a result of any Person asserting any right or interest pursuant to any such assignment or transfer of any such right or interest.

(e) Each of Purchaser and the Company, on the one hand, and Seller on the other hand, on its own behalf and on behalf of each of their respective Releasing Parties, hereby agree that if any party hereto hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Released Actions, or in any manner asserts against any D&O Released Party any of the Released Actions, then the Company (on behalf of Purchaser), Purchaser or Seller, as the case may be, shall pay to such D&O Released Party (with payment to be made by the Company to Seller D&O Released Parties and by Seller to Purchaser D&O Released Parties) in addition to any other damages, direct or indirect, all attorneys’ fees incurred in defending or otherwise responding to such suit or Released Actions.

(f) The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Person released or entitled to indemnification hereunder, and each such Person’s heirs, representatives, successors or assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 5.8, and (ii) in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise. Following the Closing, Purchaser shall not enter into, or permit any of its Subsidiaries to enter into, any merger, consolidation or similar transaction unless Purchaser shall have ensured that the surviving or resulting entity will assume the obligations imposed by Section 5.8.

5.9 Employee Benefit Matters.

(a) For purposes of determining eligibility to participate and vesting (but not for purposes of determining the accrual or amount of any benefit) under any benefit plan (other than a defined benefit plan) or any incentive, bonus or equity compensation plan, agreement or arrangement of Purchaser or the Company after the Closing in which the applicable Company Employees participate, Company Employees as of the Effective Time shall receive service credit for service with the Company and the Company Subsidiaries to the same extent such service credit was granted under the Company Benefit Plans, subject to offsets for previously accrued benefits and determined in a manner so as not to create any duplication of benefits. Purchaser shall (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the Company Employees immediately prior to the Effective Time and (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

(b) From and after the Effective Time, Purchaser shall cause the Company and the Company Subsidiaries to assume and honor in accordance with their terms all employment, severance and termination plans and agreements (including change-in-control provisions) of employees or independent contractors of the Company and the Company Subsidiaries. Notwithstanding the foregoing, nothing in this Section 5.9 shall be construed as limiting Purchaser, the Company or any Company Subsidiary from amending, suspending or terminating any such plan or agreement in accordance with its terms. To the extent assets have been set aside to provide for the payment of deferred compensation (whether by means of a secular trust or a rabbi trust or otherwise), the Company shall cause the trustee of such trust or the custodian of the assets to transfer assets allocable to benefits to be provided to Company Employees to a trust or custodial account, as the case may be, established for the purpose.

(c) For a period of not less than eighteen (18) months after the Closing Date, for each Company Employee who remains an employee of the Company or any Company Subsidiaries, unless otherwise waived by James L. Easton or Anthony Palma, Purchaser shall cause the Company or such Company Subsidiary to maintain compensation and benefits (including group health, life, disability, bonus, and severance plans) that are not less favorable to such employee and his or her dependents and beneficiaries, as appropriate, as the Company or such Company Subsidiary provided to such employee immediately prior to the Effective Time.

(d) With respect to Seller’s 401(k) Cash or Deferred Profit Sharing Plan (the “401(k) Plan”), Purchaser shall cause the Company and any Company Subsidiary to either (i) designate a 401(k) Plan of Purchaser or one of Purchaser’s Affiliates that will accept a transfer of assets and liabilities from the 401(k) Plan, in accordance with the provisions of this paragraph, attributable to current or former employees of the Company or any Company Subsidiary, or (ii) establish a new plan that will accept a transfer of assets and liabilities from the 401(k) Plan attributable to current or former employees of the Company or any Company Subsidiary (the “Transferee 401(k) Plan”). No later than as of immediately after the Closing Date, the Company and any Company Subsidiaries that are adopting employers in the 401(k) Plan shall adopt or otherwise be caused to become participating employers in the Transferee 401(k) Plan and related trust agreement. As soon as reasonably practicable after the Closing Date, Seller shall cause the applicable trustee of the 401(k) Plan to transfer to the trustee of the Transferee 401(k) Plan all assets and liabilities (including all related forfeitures) attributable to the accrued benefits of, or, or otherwise associated with, the current or former employees of the Company or any Company Subsidiary, such assets to be transferred either in cash or in assets acceptable to the fiduciary of the Transferee 401(k) Plan, or a combination of both; provided, that except as the fiduciary of the Transferee 401(k) Plan may otherwise direct the 401(k) Plan, assets of the 401(k) Plan consisting of promissory notes with respect to participant loans shall be transferred in kind; and further provided, that the transfer described in this sentence shall be conditioned upon the receipt by each plan from the other of a favorable IRS determination or of other evidence reasonably satisfactory to the plan receiving such other evidence that the plan giving such evidence is qualified under Section 401(a) of the Code and satisfies the requirements applicable to Section 401(k) of the Code (except that either plan may waive the condition that it receive such letter or other evidence from the other).

5.10 Books and Records. Purchaser shall retain all of the books and records of the Company and the Company Subsidiaries relating to periods prior to the Closing Date for a period of seven years after the Effective Date or such longer time as may be required by Law and shall make such books and records (or copies thereof) available to Seller, at reasonable times and upon reasonable notice, after the Effective Time to the extent reasonably required by Seller or any of its Affiliates in connection with preparing tax returns or complying with other legal requirements.

5.11 Expenses. All transfer, documentary, sales, use, registration and other similar Taxes that are incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Purchaser and Purchaser shall be responsible for filing all Tax Returns that may be required in connection therewith. Purchaser shall pay (i) any filing fees required under the HSR Act or in connection with any other governmental consents, filings or permits required by the Company or any of the Company Subsidiaries in connection with the Share Purchase and (ii) the fees and expenses of the Company’s accountants in connection with the use of Company financial statements in any filings by Purchaser. Except as otherwise provided in this Section 5.11, each party hereto shall pay the fees and expenses incurred by it in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement.

5.12 Notification of Certain Matters. Subject to the provisions of Section 5.1, (i) the parties shall use their respective commercially reasonable efforts to promptly notify each other of any material Actions in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of Seller, threatened against the Company or any of the Company Subsidiaries, as the case may be, (ii) Seller shall give prompt written notice to Purchaser of the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause the condition set forth in Section 6.2(a) not to be satisfied and (iii) Purchaser shall give prompt written notice to the Seller of the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause the condition set forth in Section 6.1(a) not to be satisfied.

5.13 Name Change. Prior to the Closing, Purchaser shall amend its Certificate of Incorporation to reflect “Easton-Bell Sports, Inc.” as the name of Purchaser effective as of the Effective Date and shall take all other actions necessary to effect such name change.

5.14 Insurance.

(a) At or prior to the Closing, Seller may split its existing insurance policies into separate policies for each of Seller and its Subsidiaries (other than the Company and the Company Subsidiaries), on the one hand, and the Company and the Company Subsidiaries, on the other hand. Such new insurance policies shall be (i) on coverage terms and conditions not less favorable in the aggregate in all material respects than Seller’s current terms and conditions under its insurance policies and (ii) on premium terms at current market rates. Seller will use commercially reasonable efforts, subject to underwriter approval, to cause such policies to be issued with no minimum requirements or early cancellation penalties.

(b) At or prior to the Closing, Seller may cause the existing letter of credit (the “Existing LC”) securing its workers’ compensation obligations to be replaced with new letters of credit issued on behalf of each of Seller and the Company (the “New LCs”) in proportions approximately equivalent to the workers’ compensation liabilities secured by the Existing LC attributable to each of Seller and the Company and in amounts acceptable to the applicable insurance company, and the Seller shall have the right to take all actions necessary to permit the Existing LC to be replaced with the New LCs.

5.15 Intellectual Property Matters.

(a) From and after the Closing, Seller shall execute and deliver, and cause its Affiliates to execute and deliver, to Purchaser any documents reasonably required to update record title to the Registered Intellectual Property in the Company in each jurisdiction in which such Registered Intellectual Property exists, and Purchaser or the Company will prepare the documentation for the foregoing process and shall make all filings that it deems necessary or desirable. Seller shall transfer, and shall cause its Affiliates to transfer, to the Company promptly after the Closing all specimens, models, files and records relating to any Registered Intellectual Property that has been transferred to the Company.

(b) From and after the Closing, Purchaser shall cause the Company to execute and deliver, and cause its Affiliates to execute and deliver, to Seller any documents reasonably required to update record title to any items of Intellectual Property registered in the name of the Company that the parties mutually agree is or should be owned by Seller or its Affiliates, in each jurisdiction in which such Registered Intellectual Property exists, and Seller will prepare the documentation for the foregoing process and shall make all filings that it deems necessary or desirable. Purchaser shall cause the Company to transfer to Seller or any Affiliate of Seller designated by Seller promptly after the Closing all specimens, models, files and records relating to any Registered Intellectual Property that has been transferred to Seller or an Affiliate of Seller.

(c) Notwithstanding anything to the contrary herein, the parties agree that while the Registered Intellectual Property set forth in Schedule 3.14(a)(i) is believed to be substantially complete and accurate, between the execution of this Agreement and the Closing, the parties anticipate that they will agree to make minor adjustments to such Schedule to correct errors and to add or remove limited items of Registered Intellectual Property. Any such mutually agreed to adjustments shall be deemed appropriately incorporated for all purposes in the Seller Disclosure Schedules. Specifically, it is the intention of the parties to transfer to the Company the patents and trademarks that pertain exclusively or primarily to the Licensee Business Field (as that term is defined in the Technology License Agreement between Seller and the Company included within the forms of agreements attached hereto as Exhibit C). After the signing hereof, and prior to the Closing, Purchaser and Seller shall cooperate to ensure that such patents and trademarks are assigned to the Company, including, as necessary, continuing to meet and confer regarding the identification of such assets, amending the Schedules and Exhibits hereto as necessary, and entering into additional commercially reasonable forms of assignment and transfer.

ARTICLE 6

Conditions to Closing

6.1 Conditions to Obligations of Seller. The obligations of Seller to consummate the Share Purchase and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Seller, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of Purchaser set forth in Article 4 shall be true and correct as of the Effective Time, with the same force and effect as if made as of the Effective Time or, in the case of representations and warranties that address matters only as of a particular date, as of such date (provided that any such representation or warranty of Purchaser contained in Article 4 that is subject to materiality, material adverse effect or similar qualification shall not be so qualified for purposes of this paragraph), in each case with only such exceptions as have not had a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement; and (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by Purchaser at or prior to the Effective Time shall have been performed or complied with in all material respects.

(b) Certificates. Seller shall have received (i) a certificate dated as of the Closing Date executed by the Chief Executive Officer of Purchaser certifying as to the matters set forth in Section 6.1(a); and (ii) a certificate dated as of the Closing Date executed by the Secretary of Purchaser certifying (A) the Charter Documents of Purchaser; (B) resolutions duly adopted by the Board of Directors of Purchaser approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions have not been amended and remain in full force and effect; and (C) as to the incumbency of each signatory of such Person to this Agreement.

(c) No Governmental Order. No Governmental Authority shall have issued any Governmental Order that is in effect and that makes the Share Purchase or any other transactions contemplated by this Agreement illegal or otherwise restrains or prohibits the consummation of the Share Purchase or any other transactions contemplated by this Agreement.

(d) HSR Compliance. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice.

(e) Indebtedness and Other Obligations. Purchaser shall have paid in full all indebtedness and other obligations as required by Section 2.5.

(f) Escrow Amount. Purchaser shall have deposited the entire Escrow Amount into the escrow account established by the Escrow Agent pursuant to the terms of the Escrow Agreement.

(g) Management Agreement. The Amended and Restated Management Advisory Agreement dated as of September 30, 2004 among Riddell Holdings, LLC, certain of its Subsidiaries and Fenway Partners, Inc. shall have been amended to eliminate the annual fee paid thereunder.

6.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Share Purchase and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Purchaser, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of Seller set forth in (A) Sections 3.1, 3.2, 3.4(c), 3.5(i), 3.20 and 3.24 and the first sentence of Section 3.8 (the “Specified Sections”) shall be true and correct in all material respects as of the Effective Time, with the same force and effect as if made as of the Effective Time or, in the case of representations and warranties which address matters only as of a particular date, as of such date, (B) Section 3.3 shall be true and correct as of the Effective Time, with the same force and effect as if made as of the Effective Time, and (C) Article 3 (other than the Specified Sections and Section 3.3) shall be true and correct as of the Effective Time, with the same force and effect as if made as of the Effective Time or, in the case of representations and warranties which address matters only as of a particular date, as of such date (provided that any such representation or warranty of Seller contained in Article 3 that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of this paragraph), in the case of this clause (C), with only such exceptions that have not had a Material Adverse Effect; and (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by Seller at or prior to the Closing shall have been performed or complied with in all material respects.

(b) Certificates. Purchaser shall have received (i) a certificate dated as of the Closing Date executed by the Chief Executive Officer of Seller certifying as to the matters set forth in Section 6.2(a); and (ii) a certificate dated as of the Closing Date executed by the Secretary of Seller certifying (A) the Charter Documents of Seller; (B) resolutions duly adopted by the Board of Directors of Seller approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions have not been amended and remain in full force and effect; (C) as to the incumbency of each signatory of such Person to this Agreement; (D) a copy of the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, certified by the California Secretary of State; and (E) a certificate of good standing of the Company certified by the California Secretary of State as of a date within two Business Days prior to the Closing Date.

(c) No Governmental Order. No Governmental Authority shall have issued any Governmental Order that is in effect and that makes the Share Purchase or any other transactions contemplated by this Agreement illegal or otherwise restrains or prohibits the consummation of the Share Purchase or any other transactions contemplated by this Agreement.

(d) HSR Compliance. All applicable waiting periods under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice.

(e) Resignations of Directors. The persons holding the positions of a director (or comparable position) of the Company and the Company Subsidiaries, in office immediately prior to the Effective Time, shall have resigned from such positions in writing effective as of the Effective Time, other than those persons specified by Purchaser in writing to Seller (such notice to be received by Seller at least five Business Days prior to the Closing Date), and copies of such resignations shall have been delivered to Purchaser as of the Closing.

(f) FIRPTA Certificate. Seller shall have delivered to Purchaser a certificate in form and substance reasonably acceptable to Purchaser establishing that the transactions contemplated by this Agreement are not subject to withholding under Section 1445 of the Code.

(g) Consents. The Company shall have received the written consents listed on Schedule 6.2(g).

(h) Financing. Purchaser shall have received the proceeds of the Financing or, if such Financing shall not have been consummated, Purchaser shall have received the proceeds of the Substitute Financing.

(i) Material Adverse Effect. Since the Agreement Date, no event shall have occurred and be continuing that has had a Material Adverse Effect.

ARTICLE 7

Termination of Agreement

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time in writing:

(a) by the mutual written consent of Purchaser and Seller;

(b) by either Seller or Purchaser by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the Share Purchase, and such Governmental Order shall have become final and unappealable; provided, however, that the terms of this Section 7.1(b) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Share Purchase;

(c) by either Seller or Purchaser by written notice to the other party if the Share Purchase shall not have been consummated on or before March 31, 2006, unless the failure to consummate the Share Purchase on or prior to such date is the result of any action or inaction under this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 7.1(c); and

(d) by Purchaser, as specified in Section 5.1.

7.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the Share Purchase and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 7.1, this Agreement shall forthwith become void and of no further force or effect whatsoever and, subject to release of the Deposit Amount pursuant to Section 2.2(b) and Section 2.3(b), there shall be no liability on the part of any party to this Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any intentional, material breach of any representation, warranty or agreement or covenant hereunder; and provided, further, that notwithstanding the foregoing, the terms of Section 5.7(b), this Section 7.2 and Article 10 shall survive any termination of this Agreement, whether in accordance with Section 7.1 or otherwise. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made.

ARTICLE 8

Tax Matters

8.1 Pre-Closing Date Tax Returns. Seller shall at its expense cause to be prepared all Tax Returns of the Company and the Company Subsidiaries for all taxable periods of the Company and the Company Subsidiaries ending on or prior to the Closing Date. Seller shall timely pay all Taxes shown on such Tax Returns. Purchaser agrees to cooperate with Seller in the preparation of such Tax Returns at Seller’s expense.

8.2 Straddle Period Tax Returns. In the case of any period with respect to a Tax (a “Straddle Period Tax”) that includes but does not end on the Closing Date (a “Straddle Period”), Purchaser shall prepare the Tax Return for the Straddle Period. Except as otherwise required under the Tax Law, all Tax Returns prepared pursuant to this Section 8.2 shall be prepared on a basis consistent with past practices of the Company and the Company Subsidiaries. Purchaser shall notify Seller in writing of the amount of the Straddle Period Tax for the Straddle Period, and Seller’s share of such Straddle Period Tax (the “Straddle Period Notice”), and shall provide Seller with a copy of the Tax Return for its approval (which shall not be unreasonably withheld or delayed). Seller’s share of the Straddle Period Tax shall be the product of (i) the Straddle Period Tax multiplied by (ii) the ratio of the number of days in the Straddle Period that precede the Closing Date divided by the number of days in the Straddle Period, and shall be reduced by any accrual for such Straddle Period Tax on the Closing Date Balance Sheet. In the case of any Tax based upon income or receipts and payroll Taxes, the portion allocable to the pre-Closing Date Tax period shall include operations and payroll through the Closing Date (i.e., with respect to operations and payroll, based on an interim closing of the books on the Closing Date). Within ten (10) days of the receipt of the Straddle Period Notice, Seller shall pay to Purchaser the amount shown on the Straddle Period Notice as allocable to Seller, unless it notifies Purchaser of any disagreement in writing, within such ten-day period. If Seller timely delivers a notice, the parties will negotiate in good faith to resolve the disagreement. If the parties have not reached an agreement within ten (10) days of Purchaser’s receipt of the notice, the issues of disagreement shall be submitted to the Accounting Firm for determination, with the Accounting Firm using the procedures set forth in Section 2.6(b)(ii). The fees of the Accounting Firm shall be borne equally by Seller and Purchaser.

8.3 Post-Closing Actions. Unless otherwise required by Law, Purchaser shall not (and shall not cause or permit the Company to) amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Company, with respect to any period (or portion thereof) ending on or before the Closing Date or any Straddle Period Tax Returns, without the prior written permission of Seller, which permission Seller may withhold in its sole discretion. Seller shall be entitled to retain, or receive immediate payment from Purchaser or any of its Affiliates (including the Company) of, any refund or credit with respect to Taxes (including refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) with respect to any Tax period (or portion thereof) ending on or prior to the Closing Date related to the Company, actually received by Purchaser or any of its Affiliates (including the Company) other than refunds or credits (1) resulting from a carryback of losses incurred after the Closing Date or (2) to the extent such refunds or credits are taken into account in determining the Closing Date Working Capital for purposes of the purchase price adjustment under Section 2.6. Purchaser and its Affiliates shall cooperate with Seller (at Seller’s expense) in obtaining any refund to which Seller is entitled under this Section 8.3.

8.4 Purchase Price Allocation. For income Tax purposes, the parties shall treat the transactions contemplated by this Agreement as a fully taxable sale of the Company’s assets. Promptly following the Closing, Seller and Purchaser shall engage Deloitte & Touche to prepare a valuation of the assets of the Company at the Company’s expense, and if Deloitte & Touche is unwilling or unable to accept the engagement to prepare such valuation, Seller and Purchaser shall engage PricewaterhouseCoopers to prepare such valuation (in either case, the “Valuation”). The Valuation shall be the basis of the Company’s opening balance sheet, which shall be prepared within six (6) months of the Closing Date. The parties hereto shall allocate the Purchase Price among the assets of the Company in accordance with Code Section 1060 and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) and such allocation shall be consistent with the Valuation (such allocation, the “Purchase Price Allocation”). Within ten (10) days after the finalization of the Purchase Price Allocation, Purchaser and Seller shall deliver to each other an executed copy of Form 8594. Purchaser and Seller shall, and shall cause their respective Affiliates to, file all Tax Returns and take positions in all Tax proceedings in a manner consistent with the Purchase Price Allocation.

8.5 Powers of Attorney/Tax Sharing Agreements. Except for powers of attorney to Deloitte & Touche LLP in connection with historic tax returns, Seller will cause all Tax sharing or similar agreements and all powers of attorney related to Taxes with respect to or involving the Company or the Company Subsidiaries to be terminated prior to the Closing and, after the Closing, the Company and the Company Subsidiaries will not be bound thereby.

ARTICLE 9

Indemnification

9.1 Survival. The representations, warranties and covenants of the parties contained in this Agreement shall survive the Closing Date for the applicable period set forth in this Section 9.1, and no party shall have any liability to the other for breach of a representation, warranty or covenant except to the extent that notice of a claim is asserted in writing and delivered to it prior to the termination of the applicable survival period. All of the representations, warranties and covenants of the parties contained in this Agreement shall terminate at 5:00 p.m. (Eastern Standard Time) on the earlier of (x) March 31, 2007 and (y) the thirtieth day following the receipt by the Company of the audited consolidated balance sheet of the Company as of November 30, 2006 and the related statements of income, of cash flow and changes in stockholders’ equity for the fiscal year then ended, together with the notes thereto, accompanied by the audit report of the independent accountants of the Company; provided that (i) the representations and warranties contained in Section 3.1 (Organization of Seller; Authority), Section 3.3 (Company Capital Stock), Section 3.9 (Tax Matters), Section 4.1 (Authority), Section 4.2 (Organization) and Section 4.7 (Due Diligence Investigation; “AS IS”) shall survive until 30 days following the expiration of the applicable statute of limitations, (ii) the representations and warranties contained in Section 3.18 (Environmental Matters) shall terminate at 5:00 p.m. (Eastern Standard Time) on the 730th day following the Closing Date, (iii) the covenants and other agreements set forth in Sections 5.8(a), (c)-(f), 5.9(a) and (b), 5.11, Article 8, this Article 9 and Article 10 shall survive indefinitely and (iv) the covenants and other agreements set forth in Article 2, Sections 5.7(b), 5.8(b), 5.9(a) and 5.10 shall survive in accordance with their respective terms. If a notice of a claim with respect to a breach of a representation, warranty or covenant is asserted in writing and delivered prior to the applicable time set forth above, then such representation, warranty or covenant shall survive solely in connection with such claim until such time as such claim is resolved in accordance with the terms of this Article 9. No notice of a claim with respect to a breach of a representation, warranty or covenant may be given after the applicable time set forth above.

9.2 Indemnification.

(a) Subject to the provisions of this Article 9, after the Closing, Seller shall indemnify and hold harmless Purchaser and its Affiliates (including the Company and the Company Subsidiaries after the Closing) and Purchaser’s and such Affiliates’ respective officers, directors, employees, partners, members, stockholders, and each of their respective successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against all loss, liability, damage (excluding consequential, incidental, special or punitive damages), Actions, judgments, injunctions, orders, decrees, rulings, settlements, costs, expenses (including reasonable fees and expenses of counsel, consultants, experts and other professional fees), demands, penalties, fines, interest and assessments (collectively, “Damages”) as incurred by the Purchaser Indemnified Parties or any of them arising from or as a result of:

(i) the breach of any representation or warranty of Seller in this Agreement (as such representations and warranties are confirmed as of the Closing Date pursuant to Section 6.2(b));

(ii) the breach or non-performance by Seller of any of its covenants or other agreements contained in this Agreement; and

(iii) any amounts with respect to Selling Expenses, Change of Control Obligations and Indebtedness that are not otherwise set forth on the schedule delivered by Seller pursuant to Section 2.5(b) or paid off prior to Closing.

(b) Subject to the provisions of this Article 9, after the Closing, Purchaser shall indemnify and hold harmless each of Seller and its Affiliates and Seller’s and such Affiliates’ respective officers, directors, employees, partners, members, stockholders, and each of their respective successors and assigns (collectively, the “Seller Indemnified Parties”) from and against all Damages as incurred by the Seller Indemnified Parties or any of them arising from or as a result of:

(i) the breach of any representation or warranty of Purchaser in this Agreement;

(ii) the breach or non-performance by Purchaser of any of its covenants or other agreements contained in this Agreement; and

(iii) any liability arising from or related or with respect to the Company and the Company Subsidiaries, their business and properties or Purchaser after the Closing regardless of by whom or when such liabilities are asserted (except to the extent that Seller is required to indemnify Purchaser for such Damages under Section 9.2(a) or the Purchaser Indemnified Parties would have been entitled to indemnification but for the limitations contained in Sections 9.4 and 9.5).

9.3 Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) A party claiming indemnification under this Article 9 (an “Indemnified Party”) with respect to any claims asserted against it by an unaffiliated third-party (a “Third-Party Claim”) that could give rise to a right of indemnification under this Article 9 shall promptly (and in any event within ten days) (i) notify the party from whom indemnification is sought (such notified party, the “Indemnifying Party”) of the Third-Party Claim, and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to such claim (if any), the basis of the Indemnified Party’s request for indemnification under this Article 9, and a good-faith estimate of the amount of Damages attributable to such claim. Failure to provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure.

(b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third-Party Claim, it being understood that such election shall be without prejudice to the right of the Indemnifying Party to dispute whether such claim involves indemnifiable Damages under this Article 9. If the Indemnifying Party notifies the Indemnified Party within thirty (30) days after receipt of any Claim Notice that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party who is reasonably acceptable to the Indemnified Party, by all appropriate proceedings. All costs of such defense or any settlement by Seller as Indemnifying Party, including reasonable attorneys’ fees, accountants’ fees and any other reasonable fees and expenses related to such defense, shall be indemnifiable Damages that shall be paid first from the Escrow Fund (to the extent available), and Seller and Purchaser shall deliver a joint notice to the Escrow Agent authorizing the payment or disbursement by the Escrow Agent of the costs of such defense or settlement. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof, provided that the Indemnifying Party shall not consent to the entry of a judgment or enter into any settlement with respect to the matter without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). If an Indemnifying Party assumes such defense, the Indemnifying Party shall not be liable for any amount required to be paid by the Indemnified Party that exceeds, where the Indemnified Party has unreasonably withheld or delayed consent in connection with the proposed compromise or settlement of a Third-Party Claim, the amount for which that Third-Party Claim could have been settled pursuant to that proposed compromise or settlement (provided that (i) such final compromise or settlement is on substantially the same terms (other than the monetary amount) as the proposed compromise or settlement where the Indemnified Party has unreasonably withheld or delayed such consent, or (ii) any final judgment in such matter is for a larger monetary amount). No Third-Party Claim that is being defended in good faith by the Indemnifying Party shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). Notwithstanding any dispute as to liability as between any parties under this Article 9, if requested by the Indemnifying Party, the Indemnified Party shall act in good faith in responding to, defending against, settling or otherwise dealing with any Third-Party Claim and the Indemnified Party shall (in addition to, and not in limitation of, its obligation to act in good faith), at the sole cost and expense of the Indemnifying Party, reasonably cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third-Party Claim and making available to the Indemnifying Party all witnesses, records, materials and information in the Indemnified Party’s possession or under its control (or in the possession or control of any of its Affiliates or representatives) relating to the Third-Party Claim as may be reasonably requested by the Indemnifying Party or its counsel. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 9.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation; provided, however, if in the opinion of counsel of the Indemnified Party there is a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall bear the reasonable costs and expenses of one counsel to the Indemnified Party in connection with such defense.

(c) If the Indemnifying Party fails to notify the Indemnified Party within thirty (30) days after receipt of any Claim Notice that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.3(b), the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings. The Indemnified Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation. If the Indemnifying Party elects not to (or is deemed to have elected not to) assume the defense of a Third-Party Claim, or elects to assume the defense of a Third-Party Claim, but reserves the right to dispute whether the claim is an indemnifiable Damage under this Article 9, the determination of whether the Indemnified Party is entitled to indemnification hereunder shall be resolved either by the parties hereto or in an appropriate court of law. Until such dispute has been resolved, the Escrow Agent shall not disburse any funds unless it receives either (i) a joint statement from Seller and Purchaser setting forth the resolution of such dispute and, if applicable, authorizing the payment or disbursement by the Escrow Agent of such amount or any portion thereof that the parties shall have mutually agreed upon, or (ii) a copy of a final and non-appealable order or determination from a court of competent jurisdiction setting forth the resolution of such dispute and, if applicable, directing the disbursement by the Escrow Agent of such amount or any portion thereof. Upon receipt of such joint statement or order or determination, the Escrow Agent shall promptly pay, out of (but only to the extent of) the then remaining balance of the Escrow Fund, the amount authorized or directed to be disbursed as set forth therein and shall give prompt notice of such disbursement to Seller.

(d) With respect to any indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall promptly provide written notice to the Indemnifying Party of any claim with respect to which the Indemnified Party believes it is or may be entitled to indemnification pursuant to Section 9.1 hereof (an “Indemnity Notice”). The Indemnity Notice shall describe in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Damages attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Article 9.

(e) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim (the “Dispute Notice”), the Indemnifying Party shall be deemed to have accepted and agreed with such claim. In the case of any indemnification sought by an Indemnified Party where no Dispute Notice has been delivered, after receipt of a joint statement from Seller and Purchaser authorizing the payment or disbursement by the Escrow Agent of the amount specified in such joint notice, the Escrow Agent shall disburse the amount set forth in the Indemnity Notice out of (but only to the extent of) the then remaining balance of the Escrow Fund to the Indemnified Party for the benefit of the Indemnified Party promptly after the expiration of such 30-day period and shall give notice of such disbursement to Seller.

(f) If the Indemnifying Party has disputed a claim for indemnification (including any Third-Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the Dispute Notice or any notice by the Indemnifying Party disputing a Claim Notice, such dispute shall be resolved by litigation in an appropriate court of law. Until such dispute has been resolved, the Escrow Agent shall not disburse any funds unless it receives either (i) a joint statement from Seller and Purchaser setting forth the resolution of such dispute and, if applicable, authorizing the payment or disbursement by the Escrow Agent of such amount or any portion thereof that the parties shall have mutually agreed upon, or (ii) a copy of a final and non-appealable order or determination from a court of competent jurisdiction setting forth the resolution of such dispute and, if applicable, directing the disbursement by the Escrow Agent of such amount or any portion thereof. Upon receipt of such joint statement or order or determination, the Escrow Agent shall promptly pay, out of (but only to the extent of) the then remaining balance of the Escrow Fund, the amount authorized or directed to be disbursed as set forth therein and shall give prompt notice of such disbursement to Seller.

(g) The term “Damages” as used in this Article 9 is not limited to matters asserted by third parties against an Indemnified Party, but includes Damages incurred or sustained by an Indemnified Party in the absence of third-party claims. An Indemnified Party’s right to indemnification pursuant to this Article 9 shall not be conditioned upon the payment of amounts by such Indemnified Party.

9.4 Limitation on Liability.

(a) Notwithstanding anything to the contrary in this Agreement:

(i) (A) Seller shall not be obligated to indemnify any Purchaser Indemnified Party under Sections 9.2(a)(i) (other than with respect to breaches of the representations and warranties set forth in Section 3.3 (Company Capital Stock)) and 9.2(a)(ii), and (B) Purchaser shall not be obligated to indemnify any Seller Indemnified Party under Sections 9.2(b)(i) and 9.2(b)(ii), unless and until the aggregate Damages suffered by all Purchaser Indemnified Parties that would otherwise be subject to indemnification under Sections 9.2(a)(i) (other than with respect to breaches of the representations and warranties set forth in Section 3.3 (Company Capital Stock)) or 9.2(a)(ii), or by all Seller Indemnified Parties that would otherwise be subject to indemnification under Sections 9.2(b)(i) or 9.2(b)(ii), as the case may be, exceeds the sum of Three Million Eight Hundred Fifty Thousand Dollars ($3,850,000) (the “Deductible Amount”), and then such Indemnified Party shall be entitled to indemnification for all of its Damages in excess of the Deductible Amount; and

(ii) no Indemnifying Party shall be responsible for indemnifying any Indemnified Party for any individual claims under this Agreement where the Damages relating thereto, together with all related claims, are less than Fifty Thousand Dollars ($50,000); provided, however, that such items shall be aggregated for purposes of clause (i) above.

(b) Notwithstanding anything to the contrary in this Agreement, the aggregate liability of Seller to the Purchaser Indemnified Parties for indemnification under this Article 9 shall be limited to and shall not exceed an aggregate amount equal to Nineteen Million Two Hundred Fifty Thousand Dollars ($19,250,000); provided, however, that the aggregate Liability with respect to claims for breaches of representations, warranties and covenants set forth in Section 3.9 (Tax Matters) and Article 8 (Tax Matters) shall be Thirty Eight Million Five Hundred Thousand Dollars ($38,500,000); provided, further, that the aggregate liability with respect to claims for breaches of representations and warranties set forth in the second sentence of Section 3.3(a) and the entirety of Sections 3.3(b) and (d) shall be the Purchase Price, which amount shall be inclusive of all other amounts paid pursuant to this Article 9.

9.5 Calculation of Damages.

(a) In calculating the amount of the Damages to any Indemnified Party under Sections 9.2(a) and 9.2(b), the amount of Damages will be net of (i) any amounts recovered by the Indemnified Party from any third party (including insurance proceeds) as a result of the facts or circumstances giving rise to the Damages and (ii) any Tax benefits or Tax losses, in each case net of Tax costs that are actually realized by the Indemnified Party as a result of the incurrence of Damages from which indemnification is sought (such amounts referred to in clauses (i) or (ii), a “Reimbursement”). The Indemnified Parties shall use commercially reasonable efforts to pursue payment under or from any insurer or third-party (other than Seller and its Affiliates after the Closing) from which such Indemnified Party is entitled to payment or indemnity in respect of such Damages prior to pursuing payment from any Indemnifying Party or the Escrow Fund, and, without limiting the foregoing, the Purchaser Indemnified Parties shall pursue payment in respect of any Damages from the Escrow Fund in accordance with the terms of the Escrow Agreement prior to pursuing payment from Seller; provided that Purchaser Indemnified Parties may submit a claim against the Seller and the Escrow Fund pending resolution of any such claim against any insurer or third party, and the Escrow Fund shall not be released until all such claims have been resolved. If any Reimbursement is obtained subsequent to payment to an Indemnified Party in respect of any Damages, then such Reimbursement shall be promptly paid over to the Escrow Agent (to the extent that (a) amounts have been paid to Purchaser Indemnified Parties out of the Escrow Amount and (b) it is prior to the expiration of the escrow in accordance with the Escrow Agreement) or to the Indemnifying Party (in any other circumstance).

(b) Any indemnity payment made pursuant to the provisions of this Article 9 shall be deemed to be and treated, to the extent permitted by Law, as an adjustment to the Purchase Price for all purposes.

9.6 Environmental Matters. Notwithstanding anything to the contrary contained in this Article 9, Seller’s obligation to indemnify and hold harmless the Purchaser Indemnified Parties pursuant to Section 9.2(a) from and against all Damages asserted against or incurred by the Purchaser Indemnified Parties as a result of or arising out of a breach of any representation or warranty of Seller contained in Section 3.18 (Environmental Matters) shall be limited as follows:

(a) With respect to cleanup costs associated with any violation or liability under any Environmental Law which occurs or is incurred prior to the Closing, Seller shall only be required to indemnify and hold harmless the Purchaser Indemnified Parties to the extent that: (i) cleanup of the Hazardous Substance is required under an applicable Environmental Law in effect as of and enforceable as of the Closing Date; (ii) the remediation standards that must be met in order to satisfy the requirements of the applicable Environmental Law are those remediation standards that would be the least stringent remediation standards, including risk based standards, that would be applicable given the use of the property as of the day before the Closing Date and may include the imposition of deed restrictions; (iii) such cleanup is for substances that were designated as Hazardous Substances and would have been subject to cleanup under an applicable Environmental Law had such cleanup been initiated on or before the Closing Date; and (iv) such cleanup is conducted using the most cost effective methods for investigation, removal, remediation and/or containment consistent with applicable Environmental Law. To the extent that the cleanup costs incurred in connection with a cleanup covered by Section 9.2(a) are in excess of the cleanup costs that would be incurred for a cleanup meeting the conditions set forth in this Section 9.6(a), Seller shall have no obligation to indemnify the Purchaser Indemnified Parties for such excess cleanup costs.

(b) Notwithstanding anything to the contrary herein, Seller and Purchaser agree that Seller’s indemnity obligations shall be subject to the following limitation: if the cost of cleanup or correcting a non-compliance with the Environmental Law subject to indemnity by Seller is increased after the Closing Date due to an act or omission by any person other than Seller or its Affiliates or any of their respective employees or representatives, Seller shall not be responsible for any such increase in costs incurred.

(c) Indemnification shall be available under Section 9.2(a) only with respect to those specific claims for which Purchaser has provided written notice to Seller by the date set forth in Section 9.1. Such notice must include, based on reasonably available evidence, the following: (1) location; (2) the extent of contamination and the impacted media, if known; (3) a copy of any notices filed with or received from any Governmental Authority or other person, or, if no such notice has been filed or received, the basis upon which the claimant seeks indemnification; and (4) whether the cleanup was or will be consistent with the conditions set forth in this subsection (c). Claims relating to fines, charges, penalties or other regulatory assessments within the scope of Section 9.2(a) shall be subject to the procedures for indemnification set forth in Section 9.3 for Third-Party Claims. For claims relating to cleanup costs within the scope of Section 9.2(a), Seller shall have the right to assume responsibility for managing the cleanup and matters related thereto, by providing notice to Purchaser within sixty (60) days of receipt of the written notice required under this subsection (c). If Seller assumes responsibility for management of a cleanup under this subsection (c), Purchaser shall fully cooperate with Seller, and Seller shall be obligated to comply with all applicable legal requirements with respect to such cleanup, provided, that Seller reserves the right to seek reimbursement of the cleanup costs that are incurred for work that is in excess of work that would be required in accordance with the conditions set forth in Sections 9.6(a) and (b). Where Seller has assumed responsibility for management of a cleanup under this subsection (c), Purchaser may participate, at its own cost and expense, in activities related to the cleanup, including, but not limited to, attendance at meetings with respect to the determination of applicable remediation standards or methods for conducting the cleanup.

9.7 Exclusive Remedy.

(a) Except for any equitable relief to which any party hereto may be entitled, in the case of fraud or as set forth in Section 5.8, the indemnification provisions of this Article 9 shall be the sole and exclusive remedy with respect to any and all claims from and after the Closing relating to the subject matter of this Agreement and no party shall pursue or seek to pursue any other remedy. In furtherance of the foregoing, Purchaser hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it or any of its Subsidiaries or Affiliates (including the Company and the Company Subsidiaries after the Closing) may have against Seller arising under or based upon any Law with respect to any and all claims from and after the Closing relating to the subject matter of this Agreement, except for any equitable relief to which Purchaser may be entitled or in the case of fraud. For purposes of clarification, references to “the subject matter of this Agreement” shall be deemed to refer only to this Agreement and not to the Non-Competition and Non-Solicitation Agreement, the Lease Amendments, the IP Agreements and the Equity Agreements.

(b) Seller hereby agrees that Seller will have no recourse against Ontario Teacher’s Pension Plan Board, York Street Mezzanine Partners, L.P. and their respective Affiliates for any matter arising out of or relating to the subject matter of this Agreement, and Seller hereby waives any remedies Seller may have against such Persons with respect to such matters.

9.8 Access. From and after the delivery of a Claim Notice or an Indemnity Notice by any Indemnified Party, each Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party (including the Company and the Company Subsidiaries) related to the matters to which the claim relates (provided that, as necessary to protect any attorney-client privilege or confidential information, the parties shall execute a joint defense agreement or confidentiality agreement, respectively, containing customary terms). All such access shall be granted during normal business hours.

9.9 Mitigation of Damages. The parties hereto shall cooperate with each other to mitigate any Damages.

9.10 Certain Damages. IN NO EVENT SHALL THE INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT (INCLUDING UNDER THIS ARTICLE 9) OR THE TERM “DAMAGES” COVER OR INCLUDE CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT, OR PUNITIVE DAMAGES OR LOST PROFITS, DIMINUTION IN VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE, WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE, AND WHETHER OR NOT ARISING FROM THE INDEMNIFYING PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

ARTICLE 10

Miscellaneous

10.1 Costs and Attorneys’ Fees. In the event that any Action is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party’s costs and reasonable attorneys’ fees incurred in connection with each and every such action, suit or other proceeding, including any and all appeals and petitions therefrom.

10.2 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier (such as DHL or FedEx), two Business Days after mailing; (iii) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) of this Section 10.2, when transmitted and receipt is confirmed; and (iv) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement.

If to Purchaser:

Riddell Bell Holdings, Inc.

c/o Fenway Partners, Inc.

11111 Santa Monica Blvd.

Suite 1470

Los Angeles, California 90025

Attention: Mark Genender

Fax Number: (310) 689-0126

with a copy to (which shall not constitute notice):

Ropes & Gray, LLP

45 Rockefeller Plaza

New York, New York 10111

Attention: Joshua A. Leuchtenburg, Esq. and Anthony J. Norris, Esq.,

Fax Number: (212) 841-5725

If to Seller:

Jas. D. Easton, Inc.

7855 Haskell Avenue, Suite 202

Van Nuys, California 91406-1902

Attention: James L. Easton

Fax Number: (818) 994-3889

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

633 West Fifth Street, Suite 4000

Los Angeles, California 90071-2007

Attention: Jeffrey L. Kateman, Esq. and Paul D. Tosetti, Esq.

Fax Number: (213) 891-8763

10.3 Public Announcements. Unless otherwise required by applicable Law or applicable stock exchange rules and regulations, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated by this Agreement or any of the terms of this Agreement, including the Purchase Price, or otherwise communicate with any news media regarding this Agreement or the transactions contemplated by this Agreement, without the prior written consent of the other parties to this Agreement. If a public statement is required to be made pursuant to applicable Law or applicable stock exchange rules and regulations, the parties shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof.

10.4 Interpretation; Rules of Construction. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. References to Articles or Sections in this Agreement, unless otherwise indicated, are references to Articles or Sections of this Agreement. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the terms or provisions of this Agreement. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation;” (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; and (iv) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular term or provision of this Agreement, unless otherwise specified.

10.5 Severability. In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to in this Agreement, and the parties to this Agreement shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable and to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

10.6 Entire Agreement. This Agreement (including the Seller Disclosure Schedule, the Exhibits and the Schedules to this Agreement), the Escrow Agreement and the Confidentiality Agreement constitute the entire agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

10.7 Assignment; Assumption of Obligations by Successors.

(a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, that the Purchaser shall be entitled to collaterally assign this Agreement and its rights hereunder to any lender (and in any and all cases Purchaser nonetheless will remain responsible for the performance of all of its obligations hereunder). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

(b) In the event Purchaser or, subject to Section 10.7(a), any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties, assets or stock to any Person, then in each such case, proper provision shall be made so that the successors and assigns of Purchaser (or its successors and assigns) assume all of the obligations set forth in this Agreement which survive the Closing.

10.8 No Third-Party Beneficiaries. Except as provided in Section 5.8, this Agreement is for the sole benefit of the parties to this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9 Waivers and Amendments. This Agreement may be amended or modified only by a written instrument executed by all of the parties to this Agreement. Any failure of the parties to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the parties to this Agreement may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.9.

10.10 Equitable Remedies. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 10.10 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue. The parties to this Agreement hereby agree that irreparable damage would occur in the event any of the terms or provisions of this Agreement required to be performed prior to the Effective Time are not performed in accordance with the terms of this Agreement and that, prior to the Effective Time, the parties to this Agreement shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or in equity.

10.11 Governing Law; Consent to Jurisdiction. This Agreement and all claims arising out of or relating to it shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed entirely within such State. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any California State court in Los Angeles County, or Federal court of the United States of America, sitting within Los Angeles County in the State of California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such California State court or, to the extent permitted by Law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such California State or Federal court; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such California State or Federal court. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

10.12 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

10.13 Exclusivity of Representations and Warranties; Disclaimers.

(a) It is the explicit intent and understanding of each of the parties to this Agreement that no party to this Agreement, nor any of their respective Affiliates, representatives or agents, is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement as such representations and warranties are to be confirmed at the Closing pursuant to Section 6.2(b) (as qualified by the Seller Disclosure Schedule), and none of the parties to this Agreement is relying on any statement, representation or warranty, oral or written, express or implied, made by another party to this Agreement or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement.

(b) Without limiting the generality of the foregoing, and except to the extent of the express representations and warranties contained herein, Seller makes no representation or warranty with respect to (i) any information, documents or materials made available to Purchaser in the “data room,” management presentations or in any other form in anticipation of the transactions contemplated by this Agreement or (ii) any financial projections, estimates or forecasts relating to the Company or any Company Subsidiary. With respect to any such projections, estimates or forecasts delivered or made available by or on behalf of Seller, Purchaser acknowledges that (1) there are uncertainties inherent in attempting to make projections, estimates or forecasts, (2) it is familiar with such uncertainties, (3) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections, estimates and forecasts so furnished to it (including the reasonableness of the assumptions underlying such projections, estimates or forecasts) and (4) it shall make no claim against Seller, its Affiliates or any other Person with respect thereto.

10.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first above written.

JAS. D. EASTON, INC.

By:      /s/ James L. Easton
Name: James L. Easton
Title: CEO & Chairman

RIDDELL BELL HOLDINGS, INC.

By: _/s/ Mark R. Genender
Name: Mark R. Genender
Title: Vice President

EXHIBIT A

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

EXHIBIT B

LEASE AMENDMENTS

EXHIBIT C

IP AGREEMENTS

EXHIBIT D

SUBSCRIPTION AGREEMENT

EXHIBIT E

ESCROW AGREEMENT

EXHIBIT F

TARGET WORKING CAPITAL CALCULATION

EXHIBIT G

COMMITMENT LETTERS